As filed with the Securities and Exchange Commission on February 25, 2015

Registration No.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ENBRIDGE ENERGY PARTNERS, L.P.

(Exact name of Registrant as specified in its charter)

Delaware	39-1715850
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1100 Louisiana

Suite 3300

Houston, Texas 77002

(Address of principal executive offices and zip code)

(713) 821-2000

(Registrant’s telephone number, including area code)

Chris Kaitson

1100 Louisiana, Suite 3300

Houston, Texas 77002

(713) 821-2000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Laura J. McMahon

Baker & Hostetler LLP

811 Main Street, Suite 1100

Houston, Texas 77002

(713) 646-1301

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered/ Proposed maximum offering price per unit/ Proposed maximum aggregate offering price/ Amount of registration fee(1)
Debt Securities
Class A Common Units
Total

(1)	An indeterminate initial offering price, principal amount or number of securities of each identified class is being registered as may from time to time be issued at indeterminate prices or upon conversion, exchange or exercise of securities registered hereunder to the extent any such securities are, by their terms, convertible into or exchangeable or exercisable for, such securities. Separate consideration may or may not be received for securities that are being registered that are issued in exchange for, or upon conversion or exercise of, other securities or that are issued in units or represented by depositary shares. In accordance with Rule 456(b) and Rule 457(r) the Registrant is deferring payment of all registration fees.

ENBRIDGE ENERGY PARTNERS, L.P.

Debt Securities

Class A Common Units

We may, from time to time, offer and sell our debt securities and Class A common units representing limited partner interests in us. This prospectus describes the general terms of these securities. Each time we sell securities we will provide a prospectus supplement that contains the specific terms of the securities and the specific manner in which we will offer them. We may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis.

You should carefully read this prospectus and any applicable prospectus supplement and the documents incorporated by reference in each of them before you purchase any of our securities. You also should read the documents we have referred you to in the “Available Information” section of this prospectus for information on us and for our financial statements. This prospectus may not be used to consummate sales of securities unless accompanied by a prospectus supplement.

Our Class A common units are listed on the New York Stock Exchange under the symbol “EEP.”

We will provide information in the prospectus supplement for the expected trading market, if any, for our debt securities that we offer and sell under such prospectus supplement.

Investing in our securities involves risks. Limited partnerships are inherently different from corporations. You should carefully consider the information under “Risk Factors” on page 4 and the risk factors identified in the documents incorporated by reference in this prospectus and in the applicable prospectus supplement before you make an investment in our securities.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 25, 2015.

You should rely only on the information contained in this prospectus, any applicable prospectus supplement and the documents we have incorporated by reference. We have not authorized anyone else to provide you different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any applicable prospectus supplement is accurate as of any date other than the date on the cover page of such documents, or that the information contained in any document incorporated by reference is accurate as of any date other than the date of such document, regardless of the time of delivery of this prospectus or any sale of a security.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration process. Under the shelf registration process, we may sell the securities described in this prospectus in one or more public offerings. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that specific offering. The prospectus supplement may also add, update or change information contained in this prospectus. Before investing in our securities, you should carefully read both the prospectus and any prospectus supplement together with the additional information described under the heading “Available Information.”

As used in this prospectus, “we,” “us,” “our,” the “Partnership” and “Enbridge Partners” means Enbridge Energy Partners, L.P. and, where the context requires, includes our operating subsidiaries. In addition, we refer to Enbridge Energy Management, L.L.C., which manages and controls our business and affairs, as “Enbridge Management,” and we refer to Enbridge Energy Company, Inc., our general partner, as “Enbridge Energy Company” or our “general partner.” “Enbridge Inc.” refers to Enbridge Inc. of Canada, which is the indirect owner of our general partner.

AVAILABLE INFORMATION

We file annual, quarterly and other reports and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-732-0330 for information on the public reference room. You may also find our filings on the SEC’s website at http://www.sec.gov and on our website at http://www.enbridgepartners.com. Information contained on our website is not part of this prospectus unless specifically so designated and filed with the SEC. In addition, our reports and other information about us can be inspected at the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

We have filed with the SEC a registration statement on Form S-3 relating to the securities covered by this prospectus. This prospectus is a part of the registration statement and does not contain all the information in the registration statement. Whenever a reference is made in this prospectus to a contract or other document of Enbridge Partners, the reference is only a summary and you should refer to the exhibits that are a part of the registration statement for a copy of the contract or other document. You may review a copy of the registration statement at the SEC’s public reference room in Washington, D.C., as well as through the SEC’s website.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the information we have filed with the SEC, which means that we can disclose important information to you without actually including the specific information in this prospectus by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. Therefore, before you decide to invest in a particular offering under this shelf registration, you should always check for reports we may have filed with the SEC after the date of this prospectus. We incorporate by reference into this prospectus the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until the applicable offering under this prospectus and any prospectus supplement is terminated, in each case other than information furnished to the SEC under Item 2.02 or 7.01 of a Current Report on Form 8-K, or the exhibits related thereto under Item 9.01 of a Current Report on Form 8-K, and which is not deemed filed under the Securities Exchange Act of 1934, as amended, and is not incorporated in this prospectus:

•	Our Annual Report on Form 10-K for the year ended December 31, 2014, filed with the SEC on February 18, 2015;

•	Our Current Report on Form 8-K filed with the SEC on January 8, 2015; and

•	The description of the Class A common units contained in our Registration Statement on Form 8-A, filed with the SEC on November 18, 1991, as amended by Amendment No. 1 to Form 8-A on Form 8-A/A, filed with the SEC on December 11, 1991, Amendment No. 2 on Form 8-A/A, filed with the SEC on May 2, 1997, Amendment No. 3 on Form 8-A/A, filed with the SEC on August 8, 2001, Amendment No. 4 on Form 8-A/A, filed with the SEC on May 7, 2003, Amendment No. 5 on Form 8-A/A, filed with the SEC on July 2, 2014, and Amendment No. 6 on Form 8-A/A, filed with the SEC on January 20, 2015.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon written or oral request, a copy of any document incorporated by reference in this prospectus, other than exhibits to any such document not specifically described above. Requests for such documents should be directed to:

Investor Relations

Enbridge Energy Partners, L.P.

1100 Louisiana, Suite 3300

Houston, Texas 77002

866-EEP-INFO or 866-337-4636 or

713-821-2000

eep@enbridge.com

ENBRIDGE PARTNERS

We are a publicly-traded Delaware limited partnership that owns and operates crude oil and liquid petroleum transportation and storage assets and natural gas gathering, treating, processing, transmission and marketing assets in the United States. Our Class A common units are traded on the New York Stock Exchange, or NYSE, under the symbol “EEP.” We were formed in 1991 by our general partner to own and operate the Lakehead system, which is the U.S. portion of a crude oil and liquid petroleum pipeline system extending from western Canada through the upper and lower Great Lakes regions of the United States to eastern Canada. A subsidiary of Enbridge Inc. owns the Canadian portion of the system. Enbridge Inc., which is based in Calgary, Alberta, provides energy transportation, distribution and related services in North America.

Enbridge Management is a Delaware limited liability company that was formed in May 2002 to manage our business and affairs. Under a delegation of control agreement, our general partner delegated substantially all of its power and authority to manage and control our business and affairs to Enbridge Management. Our general partner, through its direct ownership of the voting shares of Enbridge Management, elects all of the directors of Enbridge Management. Enbridge Management is the sole owner of all our i-units, a special class of limited partner interests.

In 2013, we formed a subsidiary, Midcoast Energy Partners, L.P., or Midcoast Partners, to serve as our primary vehicle for owning and growing our natural gas and natural gas liquids, or NGL, midstream business in the United States. In November 2013, Midcoast Partners completed its initial public offering of its Class A common units representing limited partner interests. As of February 25, 2015, we owned 5.9% of the outstanding Midcoast Partners Class A common units, 100% of the outstanding Midcoast Partners Subordinated Units, and 100% of Midcoast Partners’ general partner. We also owned 48.4% of the limited partner interests in Midcoast Partners’ operating subsidiary, Midcoast Operating, L.P.

Our Class A common units represent limited partner interests in us. We also have limited partner interests that are represented by Class B common units, Series 1 preferred units, Class D units, Class E units, Incentive Distribution units and i-units. All of our Class B common units, Class D units, Class E units, Incentive Distribution units and Series 1 preferred units are owned directly or indirectly by our general partner. All of the i-units are owned by Enbridge Management. The Class A common units and Class B common units are collectively referred to in this prospectus as “common units.”

Our executive offices are located at 1100 Louisiana, Suite 3300, Houston, Texas 77002, and our telephone number is (713) 821-2000.

RISK FACTORS

An investment in our securities involves risks. You should carefully consider all of the information contained in or incorporated by reference in this prospectus and any applicable prospectus supplement and other information that may be incorporated by reference in this prospectus or any prospectus supplement as provided under “Incorporation of Certain Information by Reference,” including our Annual Reports on Form 10-K and our Quarterly Reports on Form 10-Q. This prospectus also contains forward-looking statements that involve risks and uncertainties. Please read “Information Regarding Forward-Looking Statements.” Our actual results could differ materially from those anticipated in the forward-looking statements as a result of certain factors, including the risks described elsewhere in this prospectus or any prospectus supplement and in the documents incorporated by reference into this prospectus or any prospectus supplement. If any of these risks occur, our business, financial condition or results of operation could be adversely affected.

INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, any prospectus supplement and the documents incorporated by reference in this prospectus or any prospectus supplement include forward-looking statements. These forward-looking statements are identified as any statement that does not relate strictly to historical or current facts. They use words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “position,” “projection,” “should,” “strategy,” “target,” “will” and similar words or the negative of those terms. In particular, statements, expressed or implied, concerning future actions, conditions or events or future operating results or the ability to generate revenue, income or cash flow are forward-looking statements. Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. Future actions, conditions or events and future results of operations may differ materially from those expressed in these forward-looking statements. Many of the factors that will determine these results are beyond our ability or the ability of our affiliates to control or predict. Specific factors that could cause actual results to differ from those in the forward-looking statements include:

•	demand for, supply of, changes in forecast data for, and price trends related to crude oil, liquid petroleum, natural gas and natural gas liquids or “NGLs” in the markets served by our systems, all of which may be affected by economic activity, capital expenditures by energy producers, weather, alternative energy sources, international events, conservation and technological advances;

•	throughput levels and rates;

•	changes in, or challenges to, our tariff rates;

•	our ability to successfully identify and consummate strategic acquisitions, make cost-saving changes in operations and integrate acquired assets or businesses into our existing operations;

•	service interruptions in our liquids or natural gas systems;

•	disruptions, cutbacks or shutdowns on the supply and demand side of our businesses, including crude oil, natural gas and natural gas liquids producers, refineries, petrochemical plants, utilities or other businesses for which we transport crude oil, natural gas or natural gas liquids;

•	changes in laws or regulations to which we are subject;

•	our inability to borrow or otherwise access funds needed for operations, expansions or capital expenditures as a result of existing debt agreements that contain restrictive financial covenants;

•	delays or cancellations of our planned capital projects due to our inability to access the credit and capital markets on attractive terms to obtain funding for such capital projects as a result of poor economic conditions;

•	loss of key personnel;

•	the effects of competition, in particular, by other pipeline systems;

•	hazards and operating risks that may not be covered fully by insurance, including those related to Line 6B and any additional fines and penalties assessed in connection with the crude oil release on that line;

•	the condition of the credit and capital markets in the United States;

•	the political and economic stability of the oil-producing nations of the world; and

•	general economic conditions, including rates of inflation and interest rates.

You should not put undue reliance on any forward-looking statements. When considering forward-looking statements, please review the risk factors described under “Risk Factors” in our most recent Annual Report on Form 10-K and any updates to those risk factors included in our Quarterly Reports on Form 10-Q.

RATIO OF EARNINGS TO FIXED CHARGES AND RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED UNIT DISTRIBUTIONS

The following table sets forth our historical consolidated ratio of earnings to fixed charges and ratio of earnings to combined fixed charges and preferred unit distributions for the periods indicated:

	December 31,
	2014	2013	2012	2011	2010
	(unaudited)
Ratio of earnings to fixed charges	2.55x	1.35x	2.34x	2.94x	0.55x
Ratio of earnings to combined fixed charges and preferred unit distributions	2.13x	1.18x	2.34x	2.94x	0.55x	(1)

(1)	The ratio coverage in 2010 was less than 1:1. We would have needed to generate additional earnings of $132.8 million to achieve a coverage ratio of 1:1 in 2010.

Earnings are defined as pretax income from continuing operations before earnings from unconsolidated affiliates, plus fixed charges, plus distributed income of equity investees, plus amortization of capitalized interest, less capitalized interest. Fixed charges consist of interest expensed, capitalized interest, amortization of deferred debt costs and discounts, and an estimate of the interest within rental expense.

USE OF PROCEEDS

We intend to use the net proceeds we receive from the sale of our securities as set forth in any applicable prospectus supplement.

DESCRIPTION OF OUR DEBT SECURITIES

In this Description of Our Debt Securities, references to “us,” “we” or “our” are to only Enbridge Energy Partners, L.P. and not to our subsidiaries or affiliates.

We may issue senior debt securities and subordinated debt securities under this prospectus. We will issue our senior debt securities under an indenture dated as of May 27, 2003, among us, as issuer, U.S. Bank National Association, as successor to SunTrust Bank, as trustee, and any subsidiary guarantors that may become parties to the indenture. We will issue our subordinated debt securities under an indenture dated as of September 27, 2007, among us, as issuer, and U.S. Bank National Association, as trustee. References to the “indenture” or “indentures” in this description are to either or both the senior indenture and the subordinated indenture under which we issue a series of debt securities, as the case may be.

The debt securities will be governed by the provisions of the related indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended. We, the trustee and any subsidiary guarantors may enter into supplements to the indentures from time to time.

This description is a summary of the material provisions of the debt securities, the subsidiary guarantees and the indentures. We encourage you to read the copy of the senior indenture and the subordinated indenture filed as Exhibit 4.7 and Exhibit 4.17, respectively, to the registration statement of which this prospectus is a part. Those indentures, and not this description, govern your rights as a holder of debt securities.

You can find the definitions of other capitalized terms used in this description under “—Certain Definitions” below.

General

The Debt Securities

Any series of debt securities that we issue:

•	will be our general obligations;

•	will be general obligations of the subsidiary guarantors if the debt securities are guaranteed by the subsidiary guarantors; and

•	may be subordinated to our Senior Indebtedness (defined below) and, if guaranteed, to that of the subsidiary guarantors.

The indentures do not limit the total amount of debt securities that we may issue and do not limit the amount of other indebtedness we may incur or other securities we may issue. We may issue debt securities under an indenture from time to time in separate series, up to the aggregate amount authorized for each such series.

We will prepare a prospectus supplement and either an indenture supplement or a resolution of the board of directors of Enbridge Management and an accompanying officers’ certificate relating to any series of debt securities that we offer, which will include specific terms relating to some or all of the following:

•	the form and title of the debt securities of that series;

•	the total principal amount of the debt securities of that series;

•	the date or dates on which the debt securities of that series may be issued;

•	the portion of the principal amount that will be payable if the maturity of the debt securities of that series is accelerated;

•	any right we may have to defer payments of interest by extending the dates payments are due and whether interest on those deferred amounts will be payable;

•	the dates on which the principal and premium, if any, of the debt securities of that series will be payable;

•	the interest rate which the debt securities of that series will bear and the interest payment dates for such debt securities;

•	any optional redemption provisions;

•	any sinking fund or other provisions that would obligate us to repurchase or otherwise redeem the debt securities of that series;

•	whether the debt securities of that series are entitled to the benefits of any potential guarantees by any subsidiary guarantors;

•	whether the debt securities of that series may be issued in amounts other than $1,000 each or multiples thereof;

•	any changes to or additional events of default or covenants in relation to that series;

•	the subordination, if any, of the debt securities of that series and any changes to the subordination provisions of the indenture; and

•	any other terms of the debt securities of that series.

This description of debt securities will be deemed modified, amended or supplemented by any description of any series of debt securities set forth in a prospectus supplement related to that series.

The prospectus supplement will also describe any material U.S. federal income tax consequences or other special considerations regarding the applicable series of debt securities, including those relating to:

•	debt securities with respect to which payments of principal, premium or interest are determined with reference to an index or formula, including changes in prices of particular securities, currencies or commodities;

•	debt securities with respect to which principal, premium or interest is payable in a foreign or composite currency;

•	debt securities that are issued at a discount below their stated principal amount, bearing no interest or interest at a rate that at the time of issuance is below market rates; and

•	variable-rate debt securities that are exchangeable for fixed-rate debt securities.

At our option, we may make interest payments by check mailed to the registered holders of debt securities or, if so stated in the applicable prospectus supplement, at the option of a holder by wire transfer to an account designated by the holder.

Unless otherwise provided in the applicable prospectus supplement, fully registered securities may be transferred or exchanged at the office of the trustee at which its corporate trust business is principally administered in the United States, subject to the limitations provided in the indenture, without the payment of any service charge, other than any applicable tax or governmental charge.

Any funds we pay to a paying agent for the payment of amounts due on any debt securities that remain unclaimed for two years will be returned to us, and the holders of the debt securities must look only to us for payment after that time.

Potential Guarantee of Debt Securities by Subsidiaries

Our payment obligations under any series of debt securities may become jointly and severally, fully and unconditionally, guaranteed by one or more of our Subsidiaries. At the date of this prospectus, we have nine series of debt securities outstanding under our senior indenture and one series of debt securities outstanding under our subordinated indenture. None of our outstanding senior or subordinated debt securities is guaranteed by any of our Subsidiaries. Our indentures do not, and have yet to be modified to, provide for any of our Subsidiaries to guarantee any subordinated debt securities under any circumstances. Pursuant to related supplemental indentures or officers’ certificates to our outstanding senior debt securities, we have, however, agreed that each of our Subsidiaries will jointly and severally, fully and unconditionally, guarantee each series of our outstanding senior debt securities if it becomes a guarantor or co-obligor on any of our Funded Debt.

If, at the time of issue, none of our Subsidiaries has become a guarantor or co-obligor of our Funded Debt, and no modification has been made to our indentures that resulted in any of our Subsidiaries becoming a subsidiary guarantor thereunder, then we do not contemplate that the debt securities will be guaranteed by any of our Subsidiaries. If, however, our Subsidiaries later become guarantors or co-obligors of our Funded Debt, then these Subsidiaries will jointly and severally, fully and unconditionally, guarantee our payment obligations under the then-outstanding debt securities on a senior basis (or, in the case of any subordinated debt securities, on a subordinated basis as described below under “—Subordination”). We refer to any such Subsidiaries as “subsidiary guarantors” and sometimes to such guarantees as “subsidiary guarantees.” Each subsidiary guarantor will execute a supplement to the related indenture and a notation of guarantee as further evidence of its guarantee.

The obligations of each subsidiary guarantor under its guarantee of the debt securities will be limited to the maximum amount that will not result in the obligations of the subsidiary guarantor under the guarantee constituting a fraudulent conveyance or fraudulent transfer under federal or state law, after giving effect to:

•	all other contingent and fixed liabilities of the subsidiary guarantor; and

•	any collections from or payments made by or on behalf of any other subsidiary guarantors in respect of the obligations of the subsidiary guarantor under its guarantee.

Addition and Release of Subsidiary Guarantors

The guarantee of any subsidiary guarantor may be released under certain circumstances. If we exercise our legal or covenant defeasance option with respect to debt securities of a particular series as described below under “—Defeasance, Discharge and Release,” then any subsidiary guarantee will be released with respect to that series. Further, if no default has occurred and is continuing under the related indenture, a subsidiary guarantor will be unconditionally released and discharged from its guarantee:

•	automatically upon any sale, exchange or transfer, whether by way of merger or otherwise, to any person that is not our affiliate, of all of our direct or indirect limited partnership or other equity interests in the subsidiary guarantor;

•	automatically upon the merger of the subsidiary guarantor into us or any other subsidiary guarantor or the liquidation and dissolution of the subsidiary guarantor; or

•	following delivery of a written notice by us to the trustee, upon the release or discharge of all guarantees and co-obligor obligations by the subsidiary guarantor of any Funded Debt of ours, except for any series of debt securities.

If at any time following any release of a subsidiary guarantor from its guarantee of any series of debt securities pursuant to the third bullet point in the preceding paragraph, the subsidiary guarantor again guarantees or becomes a co-obligor of any of our Funded Debt (other than our obligations under the related indenture), and we are then obligated to cause each of our Subsidiaries to guarantee our debt securities because it becomes a guarantor or co-obligor of any of our Funded Debt, then we will cause the subsidiary guarantor to again guarantee the debt securities in accordance with the applicable indenture.

If a series of debt securities is guaranteed by the subsidiary guarantors and is designated as subordinate to our Senior Indebtedness, then the guarantees by the subsidiary guarantors will be subordinated to the Senior Indebtedness of the subsidiary guarantors to substantially the same extent as the series is subordinated to our Senior Indebtedness. See “—Subordination” below.

Covenants

The indentures contain the following two covenants for the benefit of the holders of all series of debt securities, except as noted below:

Merger, Amalgamation, Consolidation and Sale of Assets

We will not merge, amalgamate or consolidate with or into any other Person or sell, convey, transfer, lease or otherwise dispose of all or substantially all of our assets to any Person, whether in a single transaction or series of related transactions, except in accordance with the provisions of our partnership agreement, and unless:

•	we are the surviving Person in the case of a merger, or the surviving or transferee entity if other than us:

•	is a partnership, limited liability company or corporation organized under the laws of the United States, a state thereof or the District of Columbia; and

•	expressly assumes by supplemental indenture satisfactory to the trustee all of our obligations under the indenture and the debt securities;

•	immediately after giving effect to the transaction or series of transactions, no default or event of default has occurred or is continuing;

•	if we are not the surviving entity, then each subsidiary guarantor, unless it is the Person with which we have consummated a transaction under this provision, has confirmed that its guarantee of the debt securities will continue to apply to the obligations under the debt securities and the indenture; and

•	we have delivered to the trustee an officers’ certificate and opinion of counsel, each stating that the merger, amalgamation, consolidation, sale, conveyance, transfer, lease or other disposition, and, if a supplemental indenture is required, the supplemental indenture, comply with the conditions set forth above and any other applicable provisions of the indenture.

Thereafter, if we are not the surviving Person, the surviving or transferee Person will be substituted for us under the indenture. If we sell or otherwise dispose of (except by lease) all or substantially all of our assets and the above-stated requirements are satisfied, we will be released from all our liabilities and obligations under the indenture and the debt securities. If we lease all or substantially all of our assets, we will not be so released from our obligations under the indenture and the debt securities.

Reports

So long as any debt securities are outstanding, we will:

•	for as long as we are required to file information with the SEC pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), file with the trustee, within 15 days after we file with the SEC, copies of the annual reports and of the information, documents and other reports which we are required to file with the SEC pursuant to the Exchange Act; and

•	if we are not required to file information with the SEC pursuant to the Exchange Act, file with the trustee, within 15 days after we would have been required to file with the SEC, financial statements (and with respect to annual reports, an auditors’ report by a firm of established national reputation) and a “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” both comparable to what we would have been required to file with the SEC had we been subject to the reporting requirements of the Exchange Act.

Other Covenants

The indenture for the senior debt securities contains the two additional covenants described below under “—Provisions Applicable Solely to Senior Debt Securities.” The indenture for the subordinated debt securities contains the additional provisions for subordination described below under “—Provisions Applicable to Subordinated Debt Securities.”

A series of debt securities may contain additional financial and other covenants applicable to us and our Subsidiaries. The applicable prospectus supplement will contain a description of any such covenants that are added to the related indenture specifically for the benefit of holders of a particular series.

Events of Default, Remedies and Notice

Events of Default

Unless we inform you otherwise in the applicable prospectus supplement, each of the following events will be an “event of default” under the indenture with respect to a series of debt securities:

•	default in any payment of interest on any debt securities of that series when due that continues for 30 days, whether or not the payment is prohibited by any subordination provisions applicable to that series;

•	default in the payment of principal of or premium, if any, on any debt securities of that series when due at its stated maturity, upon redemption, by declaration, upon required repurchase or otherwise, whether or not the payment is prohibited by any subordination provisions applicable to that series;

•	default in the payment of any sinking fund payment on any debt securities of that series when due;

•	failure by us or, if that series of debt securities is guaranteed by a subsidiary guarantor, by such subsidiary guarantor, to comply for 60 days after notice with the other covenants or agreements contained in the indenture, any supplement to the indenture or any board resolution authorizing the issuance of that series;

•	certain events of bankruptcy, insolvency or reorganization of us or, if that series of debt securities is guaranteed by a subsidiary guarantor, of such subsidiary guarantor; or

•	if that series of debt securities is guaranteed by a subsidiary guarantor:

•	the guarantee by such subsidiary guarantor ceases to be in full force and effect, except as otherwise provided in such indenture;

•	the guarantee by such subsidiary guarantor is declared null and void in a judicial proceeding; or

•	such subsidiary guarantor denies or disaffirms its obligations under such indenture or its guarantee.

Exercise of Remedies

An event of default for a particular series of debt securities will not necessarily constitute an event of default for any other series of debt securities that may be outstanding under that indenture. If an event of default occurs with respect to a series of debt securities, other than an event of default described in the fifth bullet point above, and is continuing, the trustee or the holders of at least 25% in principal amount of the outstanding debt securities of that series may declare the entire principal of, premium, if any, and accrued and unpaid interest, if any, on all the debt securities of that series to be due and payable immediately. If an event of default described in the fifth bullet point above occurs and is continuing, the principal of, premium, if any, and accrued and unpaid interest on all outstanding debt securities of all series will become immediately due and payable without any declaration of acceleration or other act on the part of the trustee or any holders.

A default under the fourth bullet point above will not constitute an event of default with respect to a series of debt securities until the trustee or the holders of 25% in principal amount of the outstanding debt securities of that series notify us and, if that series of debt securities is guaranteed by a subsidiary guarantor, such subsidiary guarantor, of the default and such default is not cured within 60 days after receipt of notice.

The holders of a majority in principal amount of the outstanding debt securities of a series may rescind any declaration of acceleration by the trustee or the holders with respect to the debt securities of that series, but only if:

•	rescinding the declaration of acceleration would not conflict with any judgment or decree of a court of competent jurisdiction; and

•	all existing events of default with respect to that series have been cured or waived, other than the nonpayment of principal, premium or interest on the debt securities of that series that have become due solely by the declaration of acceleration.

The trustee will be under no obligation, except as otherwise provided in an indenture, to exercise any of the rights or powers under an indenture at the request or direction of any of the holders unless such holders have offered to the trustee reasonable indemnity or security against any costs, liability or expense that may be incurred in exercising such rights or powers. No holder of debt securities of any series may pursue any remedy with respect to an indenture or the debt securities of that series, unless:

•	such holder has previously given the trustee notice that an event of default with respect to that series is continuing;

•	holders of at least 25% in principal amount of the outstanding debt securities of that series have requested in writing that the trustee pursue the remedy;

•	such holders have offered the trustee reasonable indemnity or security against any cost, liability or expense to be incurred in pursuit of the remedy;

•	the trustee has not complied with such request within 60 days after the receipt of the request and the offer of indemnity or security; and

•	the holders of a majority in principal amount of the outstanding debt securities of that series have not given the trustee a direction that is inconsistent with such request within such 60-day period.

This provision does not, however, affect the right of a holder to sue for enforcement of any overdue payment respecting its own debt securities.

The holders of a majority in principal amount of the outstanding debt securities of each series have the right, subject to certain restrictions, to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or of exercising any right or power conferred on the trustee with respect to that series of debt securities. The trustee, however, may refuse to follow any direction that:

•	conflicts with law;

•	is inconsistent with any provision of the indenture;

•	the trustee determines is unduly prejudicial to the rights of any other holder; or

•	would involve the trustee in personal liability.

Notice of Default

Within 30 days after the occurrence of any default or event of default, we are required to give written notice to the trustee and indicate the status of the default or event of default and what action we are taking or propose to take to cure it. In addition, we are required to deliver to the trustee, within 120 days after the end of each fiscal year, a compliance certificate indicating that we and any subsidiary guarantor have complied with all covenants contained in each indenture or whether any default or event of default has occurred during the previous year.

If a default occurs with respect to the senior debt securities of a particular series and is continuing and is known to the trustee, the trustee must mail to each holder of senior debt securities of that series a notice of the default within 90 days after the default occurs. If a default occurs with respect to the subordinated debt securities of a particular series and is continuing and is known to the trustee, the trustee must mail to each holder of subordinated debt securities of that series a notice of the default within 90 days after the default occurs, or if later, then within 30 days after the trustee obtains actual knowledge of the default. Except in the case of a default in the payment of principal, premium, if any, or interest with respect to the debt securities of any series, the trustee may withhold such notice, but only if and so long as the board of directors, the executive committee or a committee of directors or responsible officers of the trustee in good faith determines that withholding such notice is in the interests of the holders of debt securities of that series.

Amendments and Waivers

We may amend an indenture without the consent of any holder of debt securities of any series to:

•	cure any ambiguity, defect or inconsistency;

•	make any change in respect of any other series of debt securities issued under the indenture that is not applicable to such series;

•	provide for the assumption by a successor of our obligations under the indenture;

•	provide for the addition of any Subsidiary of ours as a subsidiary guarantor, or to reflect the release of any subsidiary guarantor, in either case as provided in the indenture;

•	in the case of any subordinated debt securities, limit or terminate the benefits available to any holder of Senior Indebtedness under the subordination provisions of the indenture;

•	secure any debt securities or subsidiary guarantee;

•	add covenants for the protection of the holders or surrender any right or power conferred upon us or any subsidiary guarantor;

•	make any change that does not adversely affect the rights of any holder;

•	add or appoint a successor or separate trustee;

•	comply with any requirement of the SEC in connection with the qualification of the indenture under the Trust Indenture Act of 1939, as amended; or

•	establish the form or terms of debt securities of any series to be issued under the indenture.

In addition, we may amend an indenture if the holders of a majority in principal amount of all affected debt securities of each series then outstanding under such indenture consent to it. We may not, however, without the consent of each holder of any affected debt securities amend an indenture to:

•	reduce the percentage in principal amount of debt securities of any series whose holders must consent to an amendment;

•	reduce the rate of or extend the time for payment of interest on any debt securities;

•	reduce the principal of or extend the stated maturity of any debt securities;

•	reduce the premium payable upon the redemption of any debt securities or change the time at which any debt securities may or shall be redeemed;

•	make any debt securities payable in currency other than U.S. dollars;

•	impair the right of any holder to receive payment of premium, if any, principal or interest with respect to such holder’s debt securities on or after the applicable due date;

•	impair the right of any holder to institute suit for the enforcement of any payment with respect to such holder’s debt securities;

•	in the case of any subordinated debt securities, make any change to the subordination provisions of the subordinated indenture that adversely affects the rights of any holder under such provisions;

•	release any security that has been granted in respect of the debt securities, other than in accordance with the indenture;

•	make any change in the amendment provisions which require each holder’s consent;

•	make any change in the waiver provisions; or

•	release a subsidiary guarantor other than in accordance with the indenture or modify such subsidiary guarantor’s guarantee in any manner adverse to the holders.

No amendment may be made to an indenture for the subordinated debt securities that adversely affects the rights of the holders of Senior Indebtedness under the subordination provisions of that indenture without their consent.

The consent of the holders is not necessary under an indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment. After an amendment under an indenture becomes effective, we are required to mail to all holders of debt securities of an affected series a notice briefly describing the amendment. The failure to give, or any defect in, such notice, however, will not impair or affect the validity of the amendment.

The holders of a majority in principal amount of the outstanding debt securities of each affected series may waive our compliance with certain covenants on behalf of all holders of debt securities of such series, including, in the case of senior debt securities, those described below under “—Provisions Applicable Solely to Senior Debt Securities—Limitations on Liens” and “—Provisions Applicable Solely to Senior Debt Securities—Restriction on Sale-Leasebacks.” The holders of a majority in principal amount of the outstanding debt securities of each affected series may, on behalf of all holders of debt securities of that series, waive any past default or event of default with respect to that series, except one in respect of:

•	the payment of principal of, premium, if any, or interest on any debt securities of that series; or

•	a provision of an indenture that cannot be amended without the consent of the holder of each outstanding debt security affected.

Defeasance, Discharge and Release

At any time, we may terminate all our obligations under an indenture as they relate to a particular series of debt securities, which we call a “legal defeasance.” If we decide to make a legal defeasance, however, we may not terminate some of our obligations under such indenture, including our obligations:

•	relating to the defeasance trust, including the rights of holders to receive payments from the trust;

•	to register the transfer or exchange of the debt securities of that series;

•	to replace mutilated, destroyed, lost or stolen debt securities of that series; or

•	to maintain a registrar and paying agent in respect of the debt securities of that series.

At any time we may also effect a “covenant defeasance,” which means we have elected to terminate our obligations under or the operation of:

•	some of the covenants applicable to a series of debt securities, including any covenant that is added specifically for such series and is described in a prospectus supplement;

•	the bankruptcy provisions with respect to a subsidiary guarantor; and

•	the guarantee provision described under “—Events of Default, Remedies and Notice—Events of Default” above with respect to the series of debt securities, if applicable, and any event of default that is added specifically for such series and described in a prospectus supplement.

We may exercise our legal defeasance option notwithstanding our prior exercise of our covenant defeasance option. If we exercise our legal defeasance option, payment of the defeased series of debt securities may not be accelerated because of an event of default with respect to that series. If we exercise our covenant defeasance option, payment of the defeased series of debt securities may not be accelerated because of an event of default specified in the fifth (with respect only to a subsidiary guarantor (if any)) or sixth bullet point under “—Events of Default” above or an event of default that is added specifically for such series and described in a prospectus supplement. If we exercise either our legal defeasance option or our covenant defeasance option, any subsidiary guarantee will terminate with respect to the defeased series of debt securities, and any security that may have been granted with respect to that series will be released.

In order to exercise either defeasance option, we must:

•	irrevocably deposit in trust with the trustee money or U.S. government obligations for the payment of principal, premium, if any, and interest on that series of debt securities to redemption or stated maturity, as the case may be;

•	comply with several other conditions, including that no default with respect to that series has occurred and is continuing after the deposit in trust; and

•	deliver to the trustee an opinion of counsel to the effect that holders of that series of debt securities will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance and will be subject to federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred. In the case of legal defeasance only, such opinion of counsel must be based on a ruling of the Internal Revenue Service or other change in applicable federal income tax law.

In the event of any legal defeasance, holders of the debt securities of the defeased series would be entitled to look only to the trust fund for payment of principal of and any premium and interest on their debt securities through maturity.

Although the amount of money and U.S. government obligations on deposit with the trustee would be intended to be sufficient to pay amounts due on the debt securities of a defeased series at the time of their stated maturity, if we exercise our covenant defeasance option for the debt securities of any series and the debt securities are declared due and payable because of the occurrence of an event of default, such amount may not be sufficient to pay amounts due on the debt securities of that series at the time of the acceleration resulting from such event of default. We would remain liable for such payments, however.

In addition, we may discharge all our obligations under the indenture with respect to debt securities of a particular series, other than our obligation to register the transfer of and exchange such debt securities, provided that we either:

•	deliver all outstanding debt securities of such series to the trustee for cancellation; or

•	all such debt securities not so delivered for cancellation have either become due and payable or will become due and payable at their stated maturity within one year or are called for redemption within one year, and in the case of this bullet point, we have deposited with the trustee in trust an amount of cash sufficient to pay the entire indebtedness of such debt securities, including interest to the stated maturity or applicable redemption date.

No Personal Liability of General Partner or Enbridge Management

None of Enbridge Energy Company, Enbridge Management, or their respective directors, officers, employees, incorporators, members and stockholders, as such, will be liable for:

•	any of our obligations or the obligations of any subsidiary guarantor under the debt securities, the indenture or any subsidiary guarantee; or

•	any claim based on, in respect of, or by reason of, such obligations or their creation.

The preceding paragraph does not change any obligation of our general partner to restore any negative balance in its capital account (maintained by us pursuant to our partnership agreement) upon liquidation of its interest in us.

By accepting a debt security, each holder will be deemed to have waived and released all liability described in the first paragraph of this subsection. This waiver and release are part of the consideration for our issuance of the debt securities. This waiver may not be effective, however, to waive liabilities under the federal securities laws, and it is the view of the SEC that such a waiver is against public policy.

Provisions Applicable Solely to Senior Debt Securities

The senior debt securities will rank equally in right of payment with all of our unsubordinated Debt and senior in right of payment of any of our subordinated Debt (including the subordinated debt securities). The indenture for the senior debt securities contains the following two covenants described in this subsection of the prospectus.

Limitations on Liens

We will not, nor will we permit any Subsidiary to, create, assume, incur or suffer to exist any Lien upon any Principal Property or upon any capital stock of any Restricted Subsidiary, whether owned or leased on the date of the indenture or thereafter acquired, to secure any Debt of ours or any other Person (other than the senior debt securities issued under the indenture), without in any such case making effective provision whereby all of the outstanding senior debt securities are secured equally and ratably with, or prior to, such Debt so long as such Debt is so secured. There is excluded from this restriction:

•	any Lien on any property or assets owned by us or any Restricted Subsidiary in existence on the date of the indenture, May 27, 2003, or created pursuant to an “after-acquired property” clause or similar term in existence on such date in any mortgage, pledge agreement, security agreement or other similar instrument applicable to us or any Restricted Subsidiary in existence on such date;

•	any Lien on any property or assets created at the time of acquisition of such property or assets by us or any Restricted Subsidiary or within one year after such time to secure all or a portion of the purchase price for such property or assets or Debt incurred to finance such purchase price, whether such Debt was incurred prior to, at the time of or within one year of such acquisition;

•	any Lien on any property or assets existing thereon at the time of the acquisition thereof by us or any Restricted Subsidiary (whether or not the obligations secured thereby are assumed by us or any Restricted Subsidiary), provided that such Lien only encumbers the property or assets so acquired;

•	any Lien on any property or assets of a Person existing thereon at the time such Person becomes a Restricted Subsidiary by acquisition, merger or otherwise, provided that such Lien is not incurred in anticipation of such Person becoming a Restricted Subsidiary;

•	any Lien on any property or assets to secure all or part of the cost of construction, development, repair or improvements thereon or to secure Debt incurred prior to, at the time of, or within one year after completion of such construction, development, repair or improvements or the commencement of full operations thereof (whichever is later), to provide funds for any such purpose;

•	any Lien in favor of us or any Restricted Subsidiary;

•	any Lien created or assumed by us or any Restricted Subsidiary in connection with the issuance of Debt the interest on which is excludable from gross income of the holder of such Debt pursuant to the Internal Revenue Code of 1986, as amended, or any successor statute, for the purpose of financing, in whole or in part, the acquisition or construction of property or assets to be used by us or any Subsidiary;

•	Permitted Liens;

•	any Lien securing Hedging Obligations of us or a Restricted Subsidiary up to an aggregate net amount at any time outstanding equal to the sum of $25.0 million plus 1% of Consolidated Net Tangible Assets;

•	any Lien on any additions, improvements, replacements, repairs, fixtures, appurtenances or component parts thereof attaching to or required to be attached to property or assets pursuant to the terms of any mortgage, pledge agreement, security agreement or other similar instrument, creating a Lien upon such property or assets permitted by the first nine bullet points, inclusive, above; or

•	any extension, renewal, refinancing, refunding or replacement (or successive extensions, renewals, refinancings, refundings or replacements) of any Lien, in whole or in part, that is referred to in the first ten bullet points, inclusive, above, or of any Debt secured thereby; provided, however, that the principal amount of Debt secured thereby shall not exceed the greater of (A) the principal amount of Debt so secured at the time of such extension, renewal, refinancing, refunding or replacement (plus the aggregate amount of premiums, other payments, costs and expenses required to be paid or incurred in connection with such extension, renewal, refinancing, refunding or replacement) and (B) the maximum committed principal amount of Debt so secured at such time; provided further, however, that such extension, renewal, refinancing, refunding or replacement shall be limited to all or a part of the property or assets (including improvements, alterations and repairs on such property or assets) subject to the Lien so extended, renewed, refinanced, refunded or replaced (plus improvements, alterations and repairs on such property or assets).

Notwithstanding the preceding, under the indenture, we may, and may permit any Restricted Subsidiary to, create, assume, incur or suffer to exist any Lien upon any Principal Property or capital stock of a Restricted Subsidiary to secure our Debt or the Debt of any other Person (other than the senior debt securities) that is not excepted by bullet points one through eleven, inclusive, above without securing the senior debt securities, provided that the aggregate principal amount of all Debt then outstanding secured by such Lien and all other Liens not excepted by bullet points one through eleven, inclusive, above, together with all net sale proceeds from Sale-Leaseback Transactions (excluding Sale-Leaseback Transactions permitted by bullet points one through four, inclusive, of the first paragraph of the restriction on sale-leasebacks covenant described below), does not exceed at any one time 10% of Consolidated Net Tangible Assets.

Restriction on Sale-Leasebacks

We will not, and will not permit any Restricted Subsidiary to, engage in a Sale-Leaseback Transaction, unless:

•	such Sale-Leaseback Transaction occurs within one year from the date of acquisition of the Principal Property subject thereto or the date of the completion of construction or commencement of full operations on such Principal Property, whichever is later;

•	the Sale-Leaseback Transaction involves a lease for a period, including renewals, of not more than three years;

•	we or such Restricted Subsidiary would be entitled under the limitations on liens covenant described above to incur Debt secured by a Lien on the Principal Property subject to the Sale-Leaseback Transaction in a principal amount equal to or exceeding the net sale proceeds from such Sale-Leaseback Transaction without equally and ratably securing the senior debt securities; or

•	we or such Restricted Subsidiary, within a one-year period after such Sale-Leaseback Transaction, applies or causes to be applied an amount not less than the net sale proceeds from such Sale-Leaseback Transaction to (A) the prepayment, repayment, redemption or retirement of any unsubordinated Funded Debt of ours or any Funded Debt of a Subsidiary of ours, or (B) investment in another Principal Property.

Notwithstanding the preceding, we may, and may permit any Restricted Subsidiary to, effect any Sale-Leaseback Transaction that is not excepted by bullet points one through four, inclusive, of the above paragraph, provided that the net sale proceeds from such Sale-Leaseback Transaction, together with the aggregate principal amount of then outstanding Debt (other than the senior debt securities) secured by Liens upon Principal Properties not excepted by bullet points one through eleven, inclusive, of the first paragraph of the limitations on liens covenant described above, do not exceed at any one time 10% of Consolidated Net Tangible Assets.

Certain Definitions

As used in this Description of Our Debt Securities:

“Consolidated Net Tangible Assets” means, at any date of determination, the total amount of assets after deducting therefrom:

•	all current liabilities (excluding (A) any current liabilities that by their terms are extendible or renewable at the option of the obligor thereon to a time more than 12 months after the time as of which the amount thereof is being computed, and (B) current maturities of long-term debt); and

•	the value (net of any applicable reserves) of all goodwill, trade names, trademarks, patents and other like intangible assets,

all as set forth on the consolidated balance sheet of us and our consolidated subsidiaries for our most recently-completed fiscal quarter, prepared in accordance with generally accepted accounting principles in the United States, as in effect from time to time.

“Debt” means any obligation created or assumed by any Person for the repayment of money borrowed, any purchase money obligation created or assumed by such Person and any guarantee of the foregoing.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and any successor statute.

“Funded Debt” means all Debt maturing one year or more from the date of the creation thereof, all Debt directly or indirectly renewable or extendible, at the option of the debtor, by its terms or by the terms of any instrument or agreement relating thereto, to a date one year or more from the date of the creation thereof, and all Debt under a revolving credit or similar agreement obligating the lender or lenders to extend credit over a period of one year or more.

“Hedging Obligations” means, with respect to any Person, the net obligations (not the notional amount) of such Person under interest rate and commodity price swap agreements, interest rate and commodity price cap agreements, interest rate and commodity price collar agreements and foreign currency and commodity price exchange agreements, options or futures contracts or other similar agreements or arrangements or hydrocarbon hedge contracts or hydrocarbon forward sale contracts, in each case designed to protect such Person against fluctuations in interest rates, foreign exchange rates or commodity prices.

“Lien” means, as to any Person, any mortgage, lien, pledge, security interest or other encumbrance in or on, or adverse interest or title of any vendor, lessor, lender or other secured party to or of the Person under conditional sale or other title retention agreement or capital lease with respect to, any property or asset of the Person.

“Permitted Liens” means:

•	Liens upon rights-of-way for pipeline purposes;

•	any statutory or governmental Lien, mechanics’, materialmen’s, carriers’ or similar Lien incurred in the ordinary course of business which is not yet due or which is being contested in good faith by appropriate proceedings and any undetermined Lien which is incidental to construction;

•	the right reserved to, or vested in, any municipality or public authority by the terms of any right, power, franchise, grant, license, permit or by any provision of law, to purchase or recapture or to designate a purchaser of, any property or assets;

•	Liens of taxes and assessments which are (A) for the then current year, (B) not at the time delinquent, or (C) delinquent but the validity of which is being contested at the time by us or any Restricted Subsidiary in good faith;

•	Liens arising under, or to secure performance of, leases, other than capital leases;

•	any Lien upon, or deposits of, any assets in favor of any surety company or clerk of court for the purpose of obtaining indemnity or stay of judicial proceedings;

•	any Lien upon property or assets acquired or sold by us or any Restricted Subsidiary resulting from the exercise of any rights arising out of defaults on receivables;

•	any Lien incurred in the ordinary course of business in connection with workmen’s compensation, unemployment insurance, temporary disability, social security, retiree health or similar laws or regulations or to secure obligations imposed by statute or governmental regulations;

•	any Lien upon any property or assets in accordance with customary banking practice to secure any Debt incurred by us or any Restricted Subsidiary in connection with the exporting of goods to, or between, or the marketing of goods in, or the importing of goods from, foreign countries;

•	any Lien in favor of the United States of America or any state thereof, or any other country, or any political subdivision of any of the foregoing, to secure partial, progress, advance or other payments pursuant to any contract or statute, or any Lien securing industrial development, pollution control or similar revenue bonds; or

•	any easements, exceptions or reservations in any property or assets of us or any Restricted Subsidiary granted or reserved for the purpose of pipelines, roads, the removal of oil, gas, coal or other minerals, and other like purposes, or for the joint or common use of real property, facilities and equipment, which are incidental to, and do not materially interfere with, the ordinary conduct of our or its business or our business and the business of our Subsidiaries, taken as a whole.

“Person” means any individual, corporation, partnership, joint venture, limited liability company, association, joint-stock company, trust, other entity, unincorporated organization or government, or any agency or political subdivision thereof.

“Principal Property” means

•	any pipeline or terminal property or asset owned or leased by us or any Subsidiary, including any related property or asset employed in the transportation (including vehicles that generate transportation revenues), distribution, terminalling, gathering, treating, processing, marketing or storage of crude oil or refined petroleum products, natural gas, natural gas liquids, fuel additives or petrochemicals, which property or assets are located in the United States or Canada; and

•	any processing or manufacturing plant or terminal owned or leased by us or any Subsidiary that is located within the United States or Canada, except, in the case of either preceding bullet point,

•	any property or asset consisting of inventories, furniture, office fixtures and equipment (including data processing equipment), vehicles and equipment used on, or useful with, vehicles (but excluding vehicles that generate transportation revenues as provided above), and

•	any such property or asset, plant or terminal which, in the opinion of the board of directors of Enbridge Management, is not material in relation to the activities of us and our Subsidiaries, taken as a whole.

“Restricted Subsidiary” means any of our Subsidiaries owning or leasing, directly or indirectly through ownership in another Subsidiary, any Principal Property.

“Sale-Leaseback Transaction” means the sale or transfer by us or any Restricted Subsidiary of any Principal Property to a Person (other than us or a Restricted Subsidiary) and the taking back by us or any Restricted Subsidiary, as the case may be, of a lease of such Principal Property.

“Securities Act” means the Securities Act of 1933, as amended, and any successor statute.

“Subsidiary” means, with respect to any Person,

•	any other Person of which more than 50% of the total voting power of capital interests (without regard to any contingency to vote in the election of directors, managers, trustees, or equivalent persons), at the time of such determination, is owned or controlled, directly or indirectly, by such Person or one or more of the Subsidiaries of such Person;

•	in the case of a partnership, any Person of which more than 50% of the partners’ capital interests (considering all partners’ capital interests as a single class), at the time of such determination, is owned or controlled, directly or indirectly, by such Person or one or more of the Subsidiaries of such Person; or

•	any other Person in which such Person or one or more of the Subsidiaries of such Person have the power to control, by contract or otherwise, the board of directors, managers, trustees or equivalent governing body of, or otherwise control, such other Person.

Provisions Applicable Solely to the Subordinated Debt Securities

Subordination

Debt securities of a series (and any subsidiary guarantees of that series) may be subordinated to “Senior Indebtedness,” which we define generally to include any Debt created or assumed by us (or, if the series is guaranteed, by the subsidiary guarantors), whether outstanding or hereafter issued, unless, by the terms of the instrument creating or evidencing such Debt, it is provided that such Debt is not superior in right of payment to the debt securities (or, if the series is guaranteed, to the subsidiary guarantees), or to other Debt that is pari passu with or subordinated to the debt securities (or, if the series is guaranteed, to the subsidiary guarantees). Subordinated debt securities of any series (and, if the series is guaranteed, the subsidiary guarantees) will be subordinate in right of payment, to the extent and in the manner set forth in the subordinated indenture and the prospectus supplement relating to such series, to the prior payment of all of our Debt or other indebtedness and that of any subsidiary guarantor that is designated as “Senior Indebtedness” with respect to the series.

The holders of Senior Indebtedness of ours or, if applicable, a subsidiary guarantor, will receive payment in full of the Senior Indebtedness before holders of subordinated debt securities will receive any payment of principal, premium or interest with respect to the subordinated debt securities, or any payment in respect of any subsidiary guarantee, in the case of any payment or distribution of our assets or, if applicable to any series of outstanding debt securities, the subsidiary guarantors’ assets, to creditors:

•	upon a liquidation or dissolution of us or, if applicable to any series of outstanding debt securities, the subsidiary guarantors; or

•	in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to us or, if applicable to any series of outstanding debt securities, to the subsidiary guarantors.

Until the Senior Indebtedness is paid in full, any distribution to which holders of subordinated debt securities would otherwise be entitled will be made to the holders of Senior Indebtedness, except that the holders of subordinated debt securities may receive units representing limited partner interests and any debt securities that are subordinated to Senior Indebtedness to at least the same extent as the subordinated debt securities or any subsidiary guarantee.

If we do not pay any principal, premium or interest with respect to Senior Indebtedness within any applicable grace period (including at maturity), or any other default on Senior Indebtedness occurs and the maturity of the Senior Indebtedness is accelerated in accordance with its terms, we may not:

•	make any payments of principal, premium, if any, or interest with respect to subordinated debt securities or any subsidiary guarantee;

•	make any deposit for the purpose of defeasance of the subordinated debt securities; or

•	repurchase, redeem or otherwise retire any subordinated debt securities, except that in the case of subordinated debt securities that provide for a mandatory sinking fund, we may deliver subordinated debt securities to the trustee in satisfaction of our sinking fund obligation, unless, in any case,

•	the default has been cured or waived and any declaration of acceleration has been rescinded;

•	the Senior Indebtedness has been paid in full in cash; or

•	we and the trustee receive written notice approving the payment from the representatives of each issue of “Designated Senior Indebtedness.”

Generally, “Designated Senior Indebtedness” will include:

•	any specified issue of Senior Indebtedness of at least $100 million; and

•	any other Senior Indebtedness that we may designate in respect of any series of subordinated debt securities.

During the continuance of any default, other than a default described in the immediately preceding paragraph, that may cause the maturity of any Designated Senior Indebtedness to be accelerated immediately without further notice, other than any notice required to effect such acceleration, or the expiration of any applicable grace periods, we may not pay the subordinated debt securities, and no subsidiary guarantor may pay any subsidiary guarantee, for a period called the “Payment Blockage Period.” A Payment Blockage Period will commence on the receipt by us and the trustee of written notice of the default, called a “Blockage Notice,” from the representative of any Designated Senior Indebtedness specifying an election to effect a Payment Blockage Period and will end 179 days thereafter.

The Payment Blockage Period may be terminated before its expiration:

•	by written notice from the Person or Persons who gave the Blockage Notice;

•	by repayment in full in cash of the Designated Senior Indebtedness with respect to which the Blockage Notice was given; or

•	if the default giving rise to the Payment Blockage Period is no longer continuing.

Unless the holders of the Designated Senior Indebtedness have accelerated the maturity of the Designated Senior Indebtedness, payments may resume on the subordinated debt securities and any subsidiary guarantee after the expiration of the Payment Blockage Period.

Generally, not more than one Blockage Notice may be given in any period of 360 consecutive days. The total number of days during which any one or more Payment Blockage Periods are in effect, however, may not exceed an aggregate of 179 days during any period of 360 consecutive days.

After all Senior Indebtedness is paid in full and until the subordinated debt securities are paid in full, holders of the subordinated debt securities will be subrogated to the rights of holders of Senior Indebtedness to receive distributions applicable to Senior Indebtedness.

If we exercise either our legal defeasance option or our covenant defeasance option with respect to any series of subordinated debt securities, then the subordination provisions described above will not apply to any money or U.S. government obligations deposited in trust with the trustee.

As a result of the subordination provisions described above, in the event of insolvency, the holders of Senior Indebtedness, as well as certain of our general creditors, may recover more, ratably, than the holders of the subordinated debt securities.

Book Entry, Delivery and Form

We may issue debt securities of a series in the form of one or more global certificates deposited with a depositary. We expect that The Depository Trust Company, New York, New York, or “DTC,” will act as depositary. If we issue debt securities of a series in book-entry form, we will issue one or more global certificates that will be registered in the name of DTC’s nominee and deposited with or on behalf of DTC, and we will not issue physical certificates to any holder. A global security may not be transferred unless it is exchanged in whole or in part for a certificated security, except that DTC, its nominees and their successors may transfer a global security as a whole to one another.

DTC will keep a computerized record of its participants, such as a broker, whose clients have purchased the debt securities. The participants will then keep records of their clients who purchased the debt securities.

Beneficial interests in global securities will be shown on, and transfers of beneficial interests in global securities will be made only through, records maintained by DTC and its participants.

DTC advises us that it is:

•	a limited-purpose trust company organized under the New York Banking Law;

•	a “banking organization” within the meaning of the New York Banking Law;

•	a member of the United States Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered under the provisions of Section 17A of the Exchange Act.

DTC is owned by a number of its participants and by the New York Stock Exchange, Inc., The American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. The rules that apply to DTC and its participants are on file with the SEC.

DTC holds securities that its participants deposit with DTC. DTC also records the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through computerized records for participants’ accounts. This eliminates the need to exchange certificates. Participants include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations.

We will wire principal, premium, if any, and interest payments due on the global securities to DTC’s nominee. We, any subsidiary guarantor, the trustee and any paying agent will treat DTC’s nominee as the owner of the global securities for all purposes. Accordingly, we, any subsidiary guarantor, the trustee and any paying agent will have no direct responsibility or liability to pay amounts due on the global securities to owners of beneficial interests in the global securities.

It is DTC’s current practice, upon receipt of any payment of principal, premium, if any, or interest, to credit its participants’ accounts on the payment date according to their respective holdings of beneficial interests in the global securities as shown on DTC’s records. In addition, it is DTC’s current practice to assign any consenting or voting rights to its participants, whose accounts are credited with debt securities on a record date, by using an omnibus proxy.

Payments by participants in DTC to owners of beneficial interests in the global securities, as well as voting by participants, will be governed by the customary practices between the participants and the owners of beneficial interests, as is the case with securities held for the account of customers registered in “street name.”

Payments to holders of beneficial interests are the responsibility of the participants and not of DTC, the trustee, any subsidiary guarantor or us.

Beneficial interests in global securities will be exchangeable for certificated securities with the same terms in authorized denominations only if:

•	DTC notifies us that it is unwilling or unable to continue as depositary or if DTC ceases to be a clearing agency registered under the Exchange Act and in any case a successor depositary is not appointed by us within 90 days; or

•	we determine not to require all of the debt securities of a series to be represented by a global security and notify the trustee of our decision.

The Trustee

U.S. Bank National Association acts as trustee under the indenture for the senior debt securities and the indenture for the subordinated debt securities.

Each indenture limits the right of the trustee, if it becomes our creditor, to obtain payment of claims in some cases, or to realize for its own account on property received in respect of any such claim as security or otherwise. The trustee is permitted to engage in some other transactions. However, if it acquires any conflicting interest after a default has occurred under the indenture and is continuing, it must eliminate the conflict or resign as trustee.

If an event of default occurs and is not cured or waived, the trustee is required to exercise such of the rights and powers vested in it by the related indenture, and use the same degree of care and skill in its exercise, as a prudent man would exercise or use under the circumstances in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the related indenture at the request of any of the holders of debt securities unless they have offered to the trustee reasonable security and indemnity against the costs and liabilities that it may incur.

The trustee may be a depositary for funds of, may make loans to and may perform other routine banking services for us and our affiliates in the normal course of business.

Governing Law

The indenture, any subsidiary guarantees and the debt securities will be governed by New York law.

DESCRIPTION OF OUR CLASS A COMMON UNITS

General

The Class A common units are registered under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, or the Exchange Act, and we are subject to the periodic reporting and certain other requirements of the Exchange Act. We file periodic reports containing financial and other information with the Securities and Exchange Commission.

Class A common units may be held in “street name” or by any other nominee holder. We are entitled to treat the nominee holder of a Class A common unit as the absolute owner thereof, except as otherwise provided by law or any applicable NYSE rule.

Our Class A common units are listed on the New York Stock Exchange under the symbol “EEP.”

Number of Class A Common Units

Our partnership agreement does not limit the number of Class A common units we may issue.

Transfer Agent and Registrar

Duties

Computershare is the registrar and transfer agent for the Class A common units and receives fees from us for serving in such capacities. All fees charged by the transfer agent for transfers of Class A common units will be borne by us and not by our unitholders, except that fees similar to those customarily paid by stockholders for surety bond premiums to replace lost or stolen certificates, taxes or other governmental charges, special charges for services requested by a Class A common unitholder and other similar fees or charges will be borne by the affected Class A common unitholder. Class A common unitholders will not be charged for disbursements of our cash distributions. We have agreed to indemnify the transfer agent against certain liabilities.

Resignation or Removal

The transfer agent may at any time resign, by notice to us, or be removed by us, such resignation or removal to become effective upon the appointment by our general partner of a successor transfer agent and registrar and its acceptance of such appointment. If no successor has been appointed and accepted such appointment within 30 days after notice of such resignation or removal, our general partner is authorized to act as the transfer agent and registrar until a successor is appointed.

Transfer of Class A Common Units

Until a Class A common unit has been transferred on our books, we and the transfer agent may treat the record holder thereof as the absolute owner for all purposes, notwithstanding any notice to the contrary or any notation or other writing on the certificate representing such Class A common unit, except as otherwise required by law. Any transfer of a Class A common unit will not be recorded by the transfer agent or recognized by us unless the transferee executes and delivers a transfer application.

By executing and delivering a transfer application, the transferee of Class A common units:

•	becomes the record holder of such Class A common units and is an assignee until admitted as a substituted limited partner;

•	automatically requests admission as a substituted limited partner;

•	agrees to be bound by the terms and conditions of and executes our partnership agreement;

•	represents that such transferee has capacity and authority to enter into our partnership agreement;

•	grants powers of attorney to our general partner and any liquidator of us as specified in the transfer application; and

•	makes the consents and waivers contained in our partnership agreement.

An assignee has the right to receive distributions in respect of Class A common units, but is not a limited partner. An assignee will become a limited partner in respect of the transferred Class A common units upon the consent of our general partner and the recordation of the name of the assignee on our books and records. Such consent may be withheld in the sole discretion of our general partner. Class A common units are securities and are transferable according to the laws governing transfer of securities.

In addition to other rights acquired upon transfer, the transferor gives the transferee who executes and delivers a transfer application the right to request admission as a substituted limited partner in respect of the transferred Class A common units. A purchaser or transferee of Class A common units who does not execute and deliver a transfer application obtains only (1) the right to assign the Class A common units to a purchaser or other transferee and (2) the right to transfer the right to seek admission as a substituted limited partner with respect to the transferred Class A common units. Thus, a purchaser or transferee of Class A common units who does not execute and deliver a transfer application will not receive cash distributions unless the Class A common units are held in a nominee or street name account and the nominee or broker has executed and delivered a transfer application with respect to such Class A common units, and may not receive certain federal income tax information or reports furnished to unitholders of record. The transferor of Class A common units will have a duty to provide such transferee with all information that may be necessary to obtain registration of the transfer of the Class A common units, but a transferee agrees, by acceptance of the certificate representing Class A common units, that the transferor will not have a duty to see to the execution of the transfer application by the transferee and will have no liability or responsibility if such transferee neglects or chooses not to execute and forward the transfer application.

Other Classes of Limited Partner Interests

In addition to our Class A common units, our partnership agreement has designated Class B common units, Class D units, Class E units, i-units, Series 1 preferred units and Incentive Distribution units.

Class B Common Units. The Class B common units have rights similar to the Class A common units, except with respect to certain allocations of taxable income.

i-Units. The i-units have rights similar to the Class A common units, except with respect to certain allocations of income, gain, loss and deduction, and that in lieu of receiving quarterly cash distributions, the number of i-units held by Enbridge Management will increase automatically each quarter based on the cash distribution paid on the Class A common units as described under “Cash Distribution Policy—Cash and In-Kind Distributions.”

Series 1 Preferred Units. The Series 1 preferred units are entitled to annual cash distributions of 7.50% of the issue price, subject to the reset of such rate every five years. The cash distributions on the Series 1 preferred units will accrue and accumulate, but will not be paid, for the first full eight quarters ending June 30, 2015. These accrued distributions will be payable upon the earlier of May 8, 2018 or the redemption of the Series 1 preferred units by the Partnership. On or after June 1, 2016, the Series 1 preferred units may be converted into Class A common units, in whole or in part, at a conversion price of $25.00 per unit plus any accrued, accumulated and unpaid distributions divided by $27.78, as adjusted for splits, combinations and unit distributions. The Partnership can redeem some or all of the Series 1 preferred units on May 8, 2018 and every fifth year thereafter, or upon the occurrence of certain events, at a redemption price of $25.00 per unit plus any accrued, accumulated and unpaid distributions.

In the event of a merger or other extraordinary transaction involving the Partnership, the Series 1 preferred units are, at the option of the holder of such units, convertible into Class A common units or such holder will be entitled to receive the consideration the holder would have received in such transaction as if the holder’s units had converted into Class A common units immediately prior to such transaction. The holders of Series 1 preferred units will vote together with the Class A common units on an as-converted basis. The Series 1 preferred units will be entitled to vote as a separate class on any matter that adversely affects the rights, privileges or preferences of the Series 1 preferred units in any material respect or as required by law.

Class D Units and Incentive Distribution Units. On June 18, 2014, our general partner entered into an equity restructuring transaction with us in which our general partner irrevocably waived its right to receive cash distributions and allocations of items of income, gain, deduction and loss in excess of 2% in respect of its general partner interest (the “Existing IDRs”) in exchange for the issuance to its wholly-owned subsidiary, effective as of July 1, 2014, of (1) 66.1 million units of a new class of Partnership units designated as Class D units and (2) 1,000 units of a new class of Partnership units designated as Incentive Distribution units. The irrevocable waiver is effective with respect to the calendar quarter ended on June 30, 2014 and each calendar quarter thereafter.

The Incentive Distribution units entitle the holder thereof to receive 23% of distributions by the Partnership in excess of $0.5435 per common unit, i-unit, Class D unit and Class E unit per quarter, subject to adjustment as described under “Cash Distribution Policy—Adjustment of the Minimum Quarterly Distribution and Target Distributions,” or the “IDU Target Distribution”.

The Class D units entitle the holder thereof to receive quarterly distributions equal to the distribution paid on our Class A common units. In the event of any decrease in the Class A common unit distribution below the IDU Target Distribution in any quarter during the twenty-quarter period commencing with the fourth quarter of 2014, the distribution paid by us on the Class D units will be reduced to the amount that would have been paid by the Partnership in respect of the Existing IDRs had the equity restructuring not occurred.

The Class D units are convertible into Class A common units any time after the fifth anniversary of issuance at the holder’s option. The Class D units may be redeemed in whole or in part by us after the 30 year anniversary of issuance at our option for either a cash amount equal to the notional value per unit being redeemed or newly issued Class A common units with an aggregate market value at redemption equal to 105% of the aggregate notional value of the Class D units being redeemed. The Class D units have a notional value of $31.51 per unit, which was the closing price of our Class A common units on June 17, 2014, subject to adjustment for splits, combinations and unit distributions. In the event of a liquidation event, the Class D units will entitle the holder thereof to a preference in liquidation equal to 20% of the notional value, with such preference increasing by an additional 20% on each anniversary of issuance, resulting in a liquidation preference equal to 100% of the notional value on and after July 1, 2018.

The holders of Class D units will vote together with our Class A common units on an as-converted basis. The Class D units will be entitled to vote as a separate class on any matter that adversely affects the rights, privileges or preferences of the Class D units in any material respect or as required by law.

Class E Units. The Class E units are entitled to the same distributions as our Class A common units and are convertible into Class A common units on a one-for-one basis at the holder’s option. The Class E units were not entitled to distributions with respect to the quarter ended December 31, 2014. The Class E units may be redeemed in whole or in part by us after the 30 year anniversary of issuance at our option for either a cash amount equal to the notional value per unit being redeemed or newly issued Class A common units with an aggregate market value at redemption equal to 105% of the aggregate notional value of the Class E units being redeemed, if not earlier converted by the holder. The Class E units have a liquidation preference equal to their notional value at December 23, 2014 of $38.31, which was determined based on the trailing five-day volume weighted average price of the Class A common units, subject to adjustment for splits, combinations and unit distributions.

If the aggregate EBITDA attributable to the Series AC interest in Enbridge Energy, Limited Partnership for calendar years 2015 and 2016 is less than $265.9 million, then 1,305,142 of the Class E units will be cancelled by the Partnership effective as of June 15, 2017 for no consideration and will no longer be deemed outstanding for any purposes under our partnership agreement. If, on such cancellation date, the number of Class E units outstanding is less than 1,305,142, the Partnership will cancel for no consideration a number of Class A common units held by our general partner (or, if there are insufficient Class A common units held by our general partner, Class B common units held by our general partner) equal to such difference.

During each of our taxable years during the period from January 1, 2015 through December 31, 2037 in which a majority of the Class E units that were initially issued on January 2, 2015 remain outstanding, holders of our Class A common units, Class B common units and Class D units (including those held by our general partner) will be specially allocated items of gross income that would otherwise be allocated to holders of our Class E units, to the extent that such an amount of gross income exists, in an annual amount equal to $40 million. The annual amount of such allocation will be reduced to $20 million for each taxable year beginning after December 31, 2037.

The holders of Class E units will vote together with our Class A common units on an as-converted basis. The Class E units will be entitled to vote as a separate class on any matter that adversely affects the rights, privileges or preferences of the Class E units in any material respect or as required by law.

Summary of Partnership Agreement

Below is a brief summary of certain important provisions of our partnership agreement, the discussion of which is qualified in its entirety by reference to our Seventh Amended and Restated Agreement of Limited Partnership, as the same may be amended, modified or restated, or our partnership agreement. This summary includes a description of the power and authority of our general partner as set forth in our partnership agreement. Under a delegation of control agreement, our general partner has delegated substantially all of its power and authority to manage our business and affairs to Enbridge Management. This summary does not distinguish between the power and authority that has been delegated to Enbridge Management and that which has been retained by our general partner. In this summary, we refer to our common units, i-units, Series 1 preferred units, Class D units, Class E units and Incentive Distribution units collectively as units.

Issuance of Additional Securities. Our partnership agreement authorizes us to issue an unlimited number of additional units and other equity and debt securities, which we refer to collectively as partnership securities, as well as rights and options to buy partnership securities, in each case for such consideration and on such terms and conditions established by our general partner in its sole discretion, without the approval of the unitholders. Any such additional partnership securities may be senior to the existing partnership securities. In accordance with Delaware law and the provisions of our partnership agreement, any such additional partnership securities may, in the sole discretion of our general partner, have special voting rights to which the existing units are not entitled.

Holders of any additional partnership securities we issue may be entitled to share with the then-existing holders of units in our distributions of available cash. In addition, any issuance of additional partnership securities may dilute the interests of the then-existing holders of units.

With certain exceptions, upon issuance of additional partnership securities, our general partner will be required to make additional capital contributions to the extent necessary to maintain its 2.0% general partner interest in us. Except for our general partner’s right to maintain its 2.0% general partner interest, no unitholder will have any preemptive right related to additional capital contributions or the issuance or sale of partnership securities by us.

Amendments to Our Partnership Agreement. Amendments to our partnership agreement may be proposed only by our general partner. Any amendment that would require the approval of our limited partners must be approved by the holders of at least 66 2⁄3% of our outstanding units, and any amendment that would have a material adverse effect on the holders of any class of units will require the approval of at least 66 2⁄3% of the holders of such class of units. Subject to these requirements, our general partner may make amendments to the partnership agreement without unitholder approval to reflect:

•	a change in our name, the location of our principal place of business or our registered agent or office;

•	the admission, substitution, withdrawal or removal of partners;

•	a change to qualify or continue our qualification as a limited partnership or a partnership in which the limited partners have limited liability or to ensure that neither we nor our operating partnership will be treated as an association taxable as a corporation or otherwise taxed as an entity for federal income tax purposes;

•	a change that, in the sole discretion of our general partner, does not adversely affect our limited partners in any material respect;

•	a change to (A) satisfy any requirements, conditions or guidelines contained in any opinion, interpretive release, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute, (B) facilitate the trading of common units or comply with any rule, regulation, interpretive release, guideline or requirement of any national securities exchange on which the common units are or will be listed for trading, or (C) that is required to effect the intent of, or that is otherwise contemplated by, our partnership agreement;

•	an amendment that is necessary to prevent us, or our general partner or its directors or officers from being subjected to the provisions of the Investment Company Act of 1940, as amended, the Investment Advisors Act of 1940, as amended, or “plan asset” regulations adopted under the Employee Retirement Income Security Act of 1974, as amended;

•	an amendment that our general partner determines in its sole discretion is necessary or appropriate in connection with the authorization or issuance of any class or series of units;

•	any amendment expressly permitted in our partnership agreement to be made by our general partner acting alone;

•	an amendment effected, necessitated or contemplated by a merger agreement approved in accordance with our partnership agreement; and

•	any other amendment substantially similar to the foregoing.

Withdrawal or Removal of Our General Partner. Our general partner may withdraw as general partner without first obtaining approval of any unitholder by giving 90 days’ written notice to the limited partners as long as the withdrawal will not constitute a violation of our partnership agreement. Further, in case of a voluntary withdrawal that does not violate our partnership agreement, our general partner will have the option to receive cash from the successor general partner in exchange for its general partner interest or to convert its general partner interest into Class A common units.

Prior to the effective date of the voluntary withdrawal of our general partner, the holders of a majority of our outstanding units, excluding the common units held by our general partner and its affiliates and the number of i-units that equal the number of listed shares and voting shares of Enbridge Management held by our general partner and its affiliates, may elect a successor to our general partner. If a successor is not elected prior to the withdrawal of our general partner, or is elected but an opinion of counsel regarding limited liability and tax matters has not been obtained, we will be dissolved, wound up and liquidated, unless within 90 days after the effective date of withdrawal, the holders of a majority of our outstanding units agree to continue our business and to appoint a successor general partner.

Our general partner may not be removed unless that removal is approved by the vote of (A) the holders of at least 66 2⁄3% of the outstanding common units, Class D units, voting on an “as if” converted on the relevant record date basis, and Class E units, voting on an “as if” converted on the relevant record date basis, voting together as a class, excluding common units owned by our general partner and its affiliates, voting together as a class, (B) the holders of at least a majority of the outstanding i-units, excluding the number of i-units corresponding to listed shares and voting shares of Enbridge Management owned by our general partner and its affiliates, voting as a separate class, and (C) a majority of the outstanding Series 1 preferred units voting as a separate class, excluding such units held by our general partner and its affiliates, and we receive an opinion of counsel regarding certain limited liability and tax matters. In addition, if the limited partners act to remove our general partner by such a vote, the action must provide for the election and succession of a new general partner. In addition, if our general partner is removed under circumstances where cause does not exist, our general partner will have the option to receive cash from the successor general partner in exchange for its general partner interest and Incentive Distribution units or to convert its general partner interest and Incentive Distribution units into Class A common units. “Cause” is narrowly defined to mean that a court of competent jurisdiction has entered a final, non-appealable judgment finding our general partner liable for actual fraud, gross negligence or willful or wanton misconduct in its capacity as our general partner.

Transfer of General Partner Interest. Our partnership agreement allows our general partner to transfer its general partner interest without the approval of unitholders to an affiliate or to a third party in conjunction with a merger or sale of all or substantially all of the assets of our general partner. Our partnership agreement permits other transfers of the general partner interest only if the transfer is approved by the vote of (A) holders of at least 66 2⁄3% of the outstanding units, excluding common units owned by our general partner and its affiliates and the number of i-units that equal the number of listed shares and voting shares of Enbridge Management held by our general partner and its affiliates voting as a separate class and (B) holders of at least a majority of the outstanding i-units, excluding the number of i-units corresponding to listed shares and voting shares of Enbridge Management owned by our general partner and its affiliates, voting as a separate class. The transferee of the general partner interest must generally assume the rights and duties of our general partner and must execute an irrevocable waiver similar to the Irrevocable Waiver executed by our general partner, and we must receive an opinion of counsel regarding certain limited liability and tax matters. Our general partner may also transfer, in whole or in part, any common units it owns without the approval of unitholders.

Limited Call Right. If at any time less than 15% of the aggregate number of outstanding listed shares of Enbridge Management plus the aggregate number of our outstanding common units are held by persons other than our general partner, Enbridge Inc. and their respective affiliates, our general partner will have the right, in its sole discretion, to acquire all, but not less than all, of the common units then outstanding at a price no less than the average current market price (as of the date five days prior to the date a notice of election to purchase is delivered to the transfer agent), but only if Enbridge Inc. elects to purchase all, but not less than all, of the outstanding listed shares of Enbridge Management that are not held by the Enbridge Inc. and its affiliates. As a consequence, a holder of common units may be required to sell its common units at an undesirable time or price. Our general partner may assign this purchase right to any of its affiliates or us.

Indemnification. Under our partnership agreement, in most circumstances, we will indemnify our general partner, its affiliates and their respective officers, directors, employees, partners, agents and trustees to the fullest extent permitted by law, from and against all losses, claims, damages, fines or settlements and related expenses any of them may suffer by reason of their status as general partner or any of its affiliates or an officer, director, employee, partner, agent or trustee of our general partner or any of its affiliates, so long as the person seeking indemnity acted in good faith and in a manner that such person believed to be in, or not opposed to, our best interest. Any indemnification under these provisions will only be out of our assets. We are authorized to purchase insurance against liabilities asserted against and expenses incurred by such persons acting on our behalf, regardless of whether we would have the power to indemnify the person against liabilities under our partnership agreement.

Limited Liability. Assuming that a limited partner does not participate in the control of our business within the meaning of the Delaware Revised Uniform Limited Partnership Act (the “Delaware Act”) and that the limited partner otherwise acts in conformity with the provisions of our partnership agreement, the limited partner’s liability under the Delaware Act will be limited, subject to possible exceptions, to the amount of capital the limited partner is obligated to contribute to us for the limited partner’s units plus his share of any undistributed profits and assets. If it were determined, however, that the right or exercise of the right by the limited partners as a group:

•	to remove or replace our general partner;

•	to approve certain amendments to our partnership agreement; or

•	to take other action under our partnership agreement;

constituted “participation in the control” of our business for the purposes of the Delaware Act, then the limited partners could be held personally liable for our obligations under Delaware law, to the same extent as our general partner. This liability would extend to persons who transact business with us and who reasonably believe that the limited partner is a general partner. Neither our partnership agreement nor the Delaware Act specifically provides for legal recourse against our general partner if a limited partner were to lose limited liability through any fault of our general partner. While this does not mean that a limited partner could not seek legal recourse, we are not aware of any precedent for this type of a claim in Delaware case law.

Under the Delaware Act, a limited partnership may not make a distribution to a partner if after the distribution all liabilities of the limited partnership, other than liabilities to partners on account of their partnership interests and liabilities for which the recourse of creditors is limited to specific property of our partnership, exceed the fair value of the assets of the limited partnership. For the purpose of determining the fair value of the assets of a limited partnership, the Delaware Act provides that the fair value of property subject to liability for which recourse of creditors is limited shall be included in the assets of the limited partnership only to the extent that the fair value of that property exceeds the nonrecourse liability. The Delaware Act provides that a limited partner who receives a distribution and knew at the time of the distribution that the distribution was in violation of the Delaware Act shall be liable to the limited partnership for the amount of the distribution for three years. Under the Delaware Act, an assignee who becomes a substituted limited partner of a limited partnership is liable for the obligations of his assignor to make contributions to our partnership, except the assignee is not obligated for liabilities unknown to him at the time he became a limited partner and which could not be ascertained from our partnership agreement.

Our subsidiaries currently conduct business in a number of states. To maintain our limited liability as the holder of limited partner interests and limited liability company membership interests in our subsidiaries, we may be required to comply with legal requirements in the jurisdictions in which our subsidiaries conduct business, including qualifying our subsidiaries to do business in such jurisdictions. Limitations on the liability of limited partners for the obligations of a limited partnership or liability of members for the obligations of a limited liability company have not been clearly established in many jurisdictions. If it were determined that we were, by virtue of our limited partner interests or membership interests in our subsidiaries or otherwise, conducting business in any state without compliance with the applicable limited partnership or limited liability company statute, or that our right or the exercise of our right to remove or replace our subsidiaries’ general partner or managing member, to approve amendments to our subsidiaries’ partnership agreements or limited liability company agreements, or to take other action under our subsidiaries’ partnership agreements constituted “participation in the control” of our subsidiaries’ business for purposes of the statutes of any relevant jurisdiction, then we could be held personally liable for our subsidiaries’ obligations under the law of that jurisdiction to the same extent as our general partner under the circumstances. We will operate in a manner as our general partner considers reasonable and necessary or appropriate to preserve our limited liability.

Meetings. Unitholders or assignees who are record holders of units on the record date will be entitled to notice of, and to vote at, meetings of our limited partners and to act upon matters for which approvals may be solicited. Units that are owned by an assignee who is a record holder, but who has not yet been admitted as a limited partner, shall be voted by our general partner at the written direction of the record holder. Absent direction of this kind, the units will not be voted, except that, in the case of units held by our general partner on behalf of non-citizen assignees, our general partner shall distribute the votes on those units in the same ratios as the votes of limited partners on other units are cast.

Our general partner does not anticipate that any meeting of unitholders will be called in the foreseeable future. Any action that is required or permitted to be taken by the unitholders may be taken either at a meeting of the unitholders or without a meeting if consents in writing describing the action so taken are signed by holders of not less than the number of units as would be necessary to authorize or take that action at a meeting. Meetings of the unitholders may be called by our general partner or by unitholders owning at least 20% of the outstanding units of the class for which a meeting is proposed. Unitholders may vote either in person or by proxy at meetings. The holders of 66 2⁄3% of the outstanding units of the class or classes for which a meeting has been called represented in person or by proxy shall constitute a quorum unless any action by the unitholders requires approval by holders of a majority of the units, in which case the quorum shall be a majority of such units.

Any notice, demand, request, report or proxy material required or permitted to be given or made to record holders of units under our partnership agreement will be delivered to the record holder by us or by the transfer agent.

Non-Citizen Assignees; Redemption. If we are or become subject to federal, state or local laws or regulations that, in the reasonable determination of our general partner, create a substantial risk of cancellation or forfeiture of any property in which we have an interest because of the nationality, citizenship or other related status of any limited partner or assignee, we may redeem the units held by any of these limited partners or assignees at the units’ current market price. In order to avoid any cancellation or forfeiture, our general partner may require each limited partner or assignee to furnish information about his nationality, citizenship or related status. If a limited partner or assignee fails to furnish information about his nationality, citizenship or other related status within 30 days after a request for the information or if our general partner determines after receipt of the information that the limited partner or assignee is not an eligible citizen, the limited partner or assignee may be treated as a non-citizen assignee. In addition to other limitations on the rights of an assignee that is not a substituted limited partner, a non-citizen assignee does not have the right to direct the voting of his units and may not receive distributions in kind upon our liquidation.

Voting Rights. The following is a summary of the approval requirements for certain important matters offered to us and our unitholders:

Matter	Approval Requirement
Issuance of additional partnership securities	No approval requirement, other than (A) the approval provisions with respect to issuances of additional Series 1 preferred units, senior securities or parity securities, (B) the approval provisions with respect to issuances of additional Class D units, and (C) the approval provisions with respect to issuances of additional Class E units, each as set forth in our partnership agreement.

Amendment of our partnership agreement	Any amendment that would have a material adverse effect on the holders of any class of units requires the approval of the holders of at least 66 2⁄3% of such class of units. Certain other amendments may be made by our general partner without the approval of holders of our units.

Merger or consolidation of our partnership	Approval of the holders of 66 2⁄3% of outstanding units, voting together as a single class, unless a greater percentage or a separate class vote is required by our partnership agreement or Delaware law.

Matter	Approval Requirement
Sale of all or substantially all of our assets	Approval of the holders of a majority of outstanding units, voting together as a single class.

Dissolution of our partnership	Approval of the holders of 66 2⁄3% of outstanding units, voting together as a single class.

Transfer by our general partner of its general partner interest and admission of a successor

Approval of:

•    the holders of at least 66 2⁄3% of the outstanding units, excluding common units owned by our general partner and its affiliates, and the number of i-units that equal the number of listed shares and voting shares of Enbridge Management held by our general partner and its affiliates, voting together as a separate class; and

•    the holders of at least a majority of the outstanding i-units, excluding the number of i-units corresponding to listed shares and voting shares of Enbridge Management owned by our general partner and its affiliates, voting as a separate class.

Removal of our general partner and approval of successor general partner

Approval of:

•    the holders of at least 66 2⁄3% of the outstanding common units and Class D units, voting on an “as if” converted on the relevant record date basis, and Class E units, voting on an “as if” converted on the relevant record date basis, excluding common units owned by our general partner and its affiliates, voting together as a class;

•    the holders of at least a majority of the outstanding Series 1 preferred units, excluding the number of Series 1 preferred units owned by our general partner and its affiliates, voting as a separate class; and

•    the holders of at least a majority of the outstanding i-units, excluding the number of i-units corresponding to listed shares and voting shares of Enbridge Management owned by our general partner and its affiliates, voting as a separate class.

CASH DISTRIBUTION POLICY

Distributions of Available Cash

General

Our partnership agreement requires us to distribute all of our “available cash” within 45 days after the end of each quarter to unitholders of record on the applicable record date. Holders of our i-units receive distributions in-kind in lieu of cash distributions. The cash equivalent of such in kind distributions are retained for use in our operations. Please see “Cash and In-Kind Distributions.”

Definition of Available Cash

Available cash is defined in our partnership agreement, and it generally means, for any calendar quarter, the sum of all cash we receive from all sources during such calendar quarter, plus any reductions to cash reserves established in prior calendar quarters, plus, if our general partner so determines, cash and cash equivalents of the Partnership on hand on the date of determination from working capital borrowings made after the end of the quarter, less the sum of:

•	all of our cash disbursements during such calendar quarter; and

•	the amount of cash reserves established by our general partner in its reasonable discretion to:

•	provide for the proper conduct of our business (including reserves for possible rate refunds or future capital expenditures);

•	provide funds for distributions with respect to any of the next four calendar quarters; or

•	comply with applicable law or any of our debt instruments or other agreements or obligations.

Cash and In-Kind Distributions

Cash Distributions. Quarterly distributions of available cash paid in respect of our general partner interest, Incentive Distribution units, common units, Series 1 preferred units, Class D units and Class E units will be paid in cash.

Distributions on Our I-Units. In lieu of receiving quarterly cash distributions, the number of i-units held by Enbridge Management will increase automatically each quarter under the provisions of our partnership agreement in an amount equal to:

the cash distribution per unit we pay on our common units for such quarter;

divided by:

the average of the daily per unit closing prices for Enbridge Management’s listed shares on the New York Stock Exchange for the 10-trading day period ending on the trading day immediately preceding the ex-dividend date for such shares;

multiplied by:

the number of i-units held by Enbridge Management on the record date for such quarter.

Cash from Operations and Cash from Interim Capital Transactions

General

All cash distributed to our unitholders will be characterized as either distributions of “cash from operations” or distributions of “cash from interim capital transactions.” As described below under “—General Procedures for

Quarterly Distributions—Distributions of Available Cash from Cash from Operations” and “—Distributions of Available Cash from Interim Capital Transactions,” our partnership agreement requires that we distribute cash from operations differently than cash from interim capital transactions.

Definition of Cash from Operations

Cash from operations generally means, with respect to any period ending on or after the Class D unit issuance date, but prior to the commencement of the dissolution and liquidation of the Partnership, on a cumulative basis:

•	the amount of cash from operations as of the close of business on the date immediately preceding the Class D unit issuance date; plus

•	all cash receipts from operations, excluding any cash proceeds from any interim capital transactions through the end of such period; plus

•	all cash receipts after the end of the period but on or before the determination of cash from operations for such period resulting from working capital borrowings; plus

•	cash distributions from cash from operations paid during the construction period on construction equity issued on or after the date Class D units were first issued; less

•	all cash operating expenditures, including maintenance capital expenditures, after the Class D unit issuance date; less

•	incremental revenues collected from and after the Class D unit issuance date pursuant to a rate increase that are subject to possible refund and for which our general partner has established a cash reserve; less

•	cash reserves outstanding at the end of each such period that our general partner deems necessary or appropriate to provide for the future cash payment of the two preceding bullets; less

•	cash reserves outstanding at the end of each such period that our general partner deems necessary or appropriate to provide funds for distributions with respect to any one or more of the next four calendar quarters; less

•	all working capital borrowings made on or after the date Class D units were first issued that are not repaid within twelve months after having been incurred, or that are repaid within such 12-month period with the proceeds of additional working capital borrowings.

Cash from Interim Capital Transactions

Generally, cash from interim capital transactions is generated by:

•	borrowings and sales of debt securities (other than for working capital purposes and other than for items purchased on open account in the ordinary course of business);

•	sales of units or other equity interests for cash; and

•	sales or other dispositions of any assets for cash (other than inventory, accounts receivable and other current assets and assets disposed of in the ordinary course of business).

Characterization of Cash Distributions

We will treat all available cash distributed as distributions of cash from operations until the sum of all available cash distributed equals the cumulative amount of cash from operations actually generated from December 27, 1991 (the date we commenced operations) through the end of the calendar quarter prior to that distribution. Any distribution of available cash which, when added to the sum of all prior distributions, is in excess of the cumulative amount of cash from operations, will be considered a distribution of cash from interim capital transactions. For purposes of calculating the sum of all distributions of available cash, the amount of cash that we retain in respect of the i-units and the general partner interest will be treated as distributions of available cash. We will retain that cash and use the cash in our business.

General Procedures for Quarterly Distributions

The following illustrates the implementation of the provisions described above. For each quarter, Enbridge Management will use the following procedures to determine the amount of cash that we will distribute to the holders of common units and Class D units, Class E units and to the general partner in respect of its general partner interest, Series 1 preferred units and the Incentive Distribution units, as well as the number of additional i-units that Enbridge Management will receive in lieu of receiving cash distributions:

•	first, Enbridge Management will determine the amount of available cash for the quarter;

•	second, Enbridge Management will determine whether the available cash to be distributed will be characterized as cash from operations or cash from interim capital transactions;

•	third, Enbridge Management will calculate the amount of this available cash that will be distributed to our partners and the amount that will be retained by us in respect of the i-units for use in our business. If the available cash is characterized as cash from operations, Enbridge Management will cause us to distribute and retain the available cash as described below under “Distributions of Available Cash from Cash from Operations.” If the available cash is characterized as cash from interim capital transactions, Enbridge Management will cause us to distribute and retain the available cash as described below under “— Distributions of Available Cash from Interim Capital Transactions.” As a result of this process, Enbridge Management will determine the amounts of cash to be distributed to the general partner and the owners of Series 1 preferred units, common units, Class D units and Class E units, and the amount of cash to be retained by us for use in our business. Enbridge Management will also determine the total cash equivalent amount that will be used to calculate the additional i-units it will own following the distribution of cash to the general partner and the owners of Series 1 preferred units, common units, Class D units and Class E units (as described in “fifth” below) and the number of additional shares Enbridge Management will distribute to its shareholders.

•	fourth, Enbridge Management will divide the total cash equivalent amount as discussed in “ third “ above by the average of the daily closing price per listed share of Enbridge Management, as determined for the 10-day trading period ending on the trading day immediately prior to the ex-dividend date for its listed shares, to determine the number of additional i-units it will own following the distribution of cash to the general partner and the owners of Series 1 preferred units, common units, Class D units and Class E units; and

•	fifth, Enbridge Management will cause us to make the cash distributions to the general partner and the owners of Series 1 preferred units, common units, Class D units and Class E units, and the number of i-units Enbridge Management owns will increase under the provisions of the partnership agreement with the result that the number of i-units owned by Enbridge Management will equal the number of its listed shares and voting shares that are outstanding following the distribution of additional shares by Enbridge Management to its shareholders.

The discussion below indicates the percentages of distributions of available cash required to be made to our limited partners and general partner.

Distributions of Available Cash from Cash from Operations

Subject to certain adjustments for any arrearages as described in our partnership agreement, we will distribute or retain cash from operations for each quarter as follows:

•	first, 100% in respect of the Series 1 preferred units, pro rata, until there has been distributed in respect of each Series 1 preferred unit then outstanding an amount of cash equal to the Series 1 preferred unit distribution rate for such calendar quarter (subject to payment deferral as provided by the partnership agreement);

•	second, 100% in respect of the Series 1 preferred units, pro rata, until there has been distributed in respect of each Series 1 preferred unit then outstanding an amount of cash equal to the cumulative Series 1 preferred unit arrearage existing with respect to such calendar quarter (subject to payment deferral as provided by the partnership agreement);

•	third, 98% in respect of the Class D units, Class E units, common units and i-units, pro rata, and 2% in respect of the general partner interest until we have distributed or retained in respect of each of the Class A common units, Class D units, Class E units and i-units, as applicable, an amount of cash equal to the IDU Target Distribution for that quarter;

•	thereafter, 75% of any cash from operations then remaining in respect of the Class D units, Class E units, common units and i-units, pro rata, 23% in respect of the Incentive Distribution units, and 2% in respect of the general partner interest.

Class E units were not entitled to receive distributions in respect of any calendar quarter ended on or prior to January 2, 2015.

In the event of any decrease in the distributions in respect of the Class D units, common units and i-units below the IDU Target Distribution in any quarter during the twenty-quarter period commencing with the fourth quarter of 2014, the distribution paid by the Partnership on the Class D units will be reduced to the amount that would have been paid by the Partnership in respect of the Existing IDRs had the equity restructuring not occurred.

Prior to the equity restructuring, cash from operations was distributed with reference to a minimum quarterly distribution of $0.295 per unit per quarter, a first target distribution of $0.35 per unit per quarter and a second target distribution of $0.495 per unit per quarter. Notwithstanding the foregoing, if the minimum quarterly distribution and target distributions have been reduced to zero, cash from operations will be distributed as follows:

•	first, 100% in respect of the Series 1 preferred units, pro rata, until there has been distributed in respect of each Series 1 preferred unit then outstanding an amount of cash equal to the Series 1 preferred unit distribution rate for such calendar quarter (subject to payment deferral as provided by the partnership agreement) less any distributions received pursuant to the provisions above;

•	second, 100% in respect of the Series 1 preferred units, pro rata, until there has been distributed in respect of each Series 1 preferred unit then outstanding an amount of cash equal to the cumulative Series 1 preferred unit arrearage existing with respect to such calendar quarter (subject to payment deferral as provided by the partnership agreement) ) less any distributions received pursuant to the provisions above;

•	third, 98% in respect of the Class A common units, Class D units, Class E units and i-units, pro rata, and 2% in respect of the general partner interest until we have distributed or retained in respect of each Class A common unit issued in the initial offering and then outstanding available cash that is deemed to be cash from operations since partnership inception equal to the minimum quarterly distribution (as from time to time adjusted) for all periods since partnership inception; and

•	thereafter, 75% of any cash from operations then remaining in respect of the Class D units, Class E units, common units and i-units, pro rata, 23% in respect of the Incentive Distribution units, and 2% in respect of the general partner interest.

To date, the holders of the Class A common units have always received at least the minimum quarterly distribution. Distributions of cash from interim capital transactions will not reduce target distributions in the quarter in which they are distributed.

We will distribute cash from operations in respect of Class A common units, Class B common units, Class D units, Class E units and Series 1 preferred units (subject to payment deferral with respect to Series 1 preferred units as provided in the partnership agreement) and will retain cash from operations in respect of i-units. We will distribute cash from operations in respect of the general partner interest, except that we will retain out of such amounts an amount equal to 2% of the amount obtained by dividing (A) the cash from operations retained in respect of the i-units described above by (B) 98%.

Distributions of Available Cash from Interim Capital Transactions

We will distribute or retain cash from interim capital transactions as follows:

•	first, 100% in respect of the Series 1 preferred units, pro rata, until there has been distributed in respect of each Series 1 preferred unit an amount of cash equal to the Series 1 preferred unit distribution rate for such calendar quarter, less any distributions received by such Series 1 preferred for such calendar quarter (subject to payment deferral as provided by the partnership agreement);

•	second, 100% in respect of the Series 1 preferred units, pro rata, until there has been distributed in respect of each Series 1 preferred unit an amount of cash equal to the cumulative Series 1 preferred unit arrearage then existing with respect to such calendar quarter, less any distributions received by such Series 1 preferred unit for such calendar quarter (subject to payment deferral as provided by the partnership agreement);

•	third, 98% in respect of Class A common units, Class B common units, Class D units, Class E units and i-units, pro rata, and 2% in respect of the general partner interest until we have distributed in respect of each Class A common unit issued in our initial public offering cash from interim capital transactions in an amount equal to $10.75; and

•	thereafter, cash from interim capital transactions will be distributed as if it were cash from operations, and because the IDU Target Distribution will have been reduced to zero, as described below under “—Adjustment of the Minimum Quarterly Distribution and Target Distributions,” the cash from interim capital transactions will be distributed 75% in respect of the Class D units, Class E units, common units and i-units, pro rata, 23% in respect of the Incentive Distribution units, and 2% in respect of the general partner interest.

We will distribute cash from interim capital transactions in respect of Class A common units, Class B common units, Class D units, Class E units and Series 1 preferred units and will retain cash from interim capital transactions in respect of i-units. We will distribute cash from interim capital transactions in respect of the general partner interest, except that we will retain out of such amounts an amount equal to 2% of the amount obtained by dividing (A) the cash from operations retained in respect of the i-units described above by (B) 98%.

Adjustment of the Minimum Quarterly Distribution and Target Distributions

The minimum quarterly distribution and target distributions, including the IDU Target Distribution, will be adjusted proportionately if any distribution, combination or subdivision of units occurs, whether effected by a distribution payable in units or otherwise, but not by reason of the additional i-units that Enbridge Management will own after each quarterly distribution as described above. In addition, if a distribution is made of cash from interim capital transactions, the minimum quarterly distribution and target distributions will be adjusted downward by multiplying each amount, as the same may have been previously adjusted, by a fraction, the numerator of which is the unrecovered initial unit price immediately after giving effect to such distribution and the denominator of which is the unrecovered initial unit price immediately prior to such distribution. The unrecovered initial unit price is the amount by which $10.75 exceeds the aggregate per unit distributions of cash from interim capital transactions. If and when the unrecovered initial unit price is zero, the minimum quarterly distribution and target distributions each will have been reduced to zero.

For example, if a two-for-one split of the common units, Class D units, Class E units and i-units should occur, the minimum quarterly distribution, the target distribution levels and the unrecovered initial unit price would each be reduced to 50% of its then-existing level. We will not make any of these adjustments by reason of Enbridge Management’s ownership of additional i-units after each distribution on the common units of available cash from cash from operations or from interim capital transactions or the issuance of additional units for cash or property.

The minimum quarterly distribution and target distributions may also be adjusted if legislation is enacted that causes us to become taxable as a corporation or otherwise subjects us to taxation as an entity for U.S. federal income tax purposes. In such event, the minimum quarterly distribution and target distributions for each quarter thereafter would be reduced to an amount equal to the product of each of the minimum quarterly distribution and target distributions multiplied by one minus the sum of the effective U.S. federal income tax rate to which we are subject as an entity (expressed as a percentage) plus the effective overall state and local income tax rate to which we are subject as an entity (expressed as a percentage) for the taxable year in which such quarter occurs. For example, if we became subject to a maximum marginal federal, and effective state and local income tax rate of 38%, then the minimum quarterly distribution and target distributions would be reduced to 62% of their previous levels.

Distributions in Liquidation

We may not take any action to cause a liquidation unless, prior to such liquidation, Enbridge Inc. has agreed to purchase all of Enbridge Management’s shares or the holders of its shares have voted to approve such liquidation.

Upon our dissolution, unless we are reconstituted and continued, the authorized liquidator will liquidate our assets and apply the proceeds of the liquidation generally as follows:

•	first, towards the payment of all of our creditors, including partners who are creditors, and the creation of a reserve for contingent liabilities; and

•	second, prior to any distributions of assets to any other class or series of units, to the Series 1 preferred units, Class D units and Class E units in accordance with the positive balances in their respective capital accounts, and then to all other partners in accordance with the positive balances in their respective capital accounts, each as adjusted to reflect any gain or loss upon the sale or other disposition of our assets in liquidation; provided that as of the date the Class D units are issued, the holders of the Class D units will only be entitled to such preference with respect to 20% of the Class D unit notional value, with such percentage being increased by an additional 20% of the Class D unit notional value on each anniversary of the Class D unit issuance date in 2015, 2016, 2017 and 2018, resulting in a preference in liquidation equal to 100% of the Class D unit notional value on the fourth anniversary of the Class D unit issuance date.

Under some circumstances and subject to various limitations, the liquidator may defer liquidation or distribution of our assets for a reasonable period of time if the liquidator determines that an immediate sale would be impractical or would cause undue loss to the partners.

Manner of Capital Account Adjustment for Gain or Loss Upon Liquidation

The manner of the adjustment to capital accounts for gain and loss upon liquidation is set forth in our partnership agreement and summarized below.

Generally, we will allocate any income or gain to the partners in the following manner:

•

first, if in the year of liquidation, the Series 1 preferred unit holder(s)’ Capital Account in respect of Series 1 preferred units is less than the aggregate Series 1 preferred unit liquidation value of such

Series 1 preferred units, then items of gross income and gain shall be allocated to all unitholders holding Series 1 preferred units, pro rata, until the capital account in respect of the outstanding Series 1 preferred unit is equal to the Series 1 preferred unit liquidation value. If in the year of such liquidation, such holder’s capital account in respect of such Series 1 preferred units is less than the aggregate Series 1 preferred unit liquidation value after the application of the preceding sentence, then to the extent permitted by law, items of gross income and gain for any preceding taxable period(s) with respect to which Schedule K-1s have not been filed will be reallocated to all unitholders holding Series 1 preferred units, pro rata, until the capital account in respect of each outstanding Series 1 preferred unit is equal to the Series 1 preferred unit liquidation;

•	second, among the owners of the Class D units and the Class E units until, to the maximum extent possible, the capital account in respect of each Class D unit and each Class E unit is equal to the Class D unit notional value and the Class E notional value, respectively;

•	third, to our general partner in respect of its general partner interest and to the owners of units who have negative balances in their capital accounts to the extent of and in proportion to those negative balances;

•	fourth, to owners of the i-units until the capital account of each i-unit equals the capital account of a common unit;

•	fifth, with respect to each calendar quarter ending on or prior to March 31, 2014, among the owners of the common units and i-units, as limited partners on a per unit basis, and our general partner, in a manner that is intended, if possible, to provide the limited partners and general partner with balances in their respective capital accounts that approximates what they would receive in a hypothetical liquidation if the remaining gain were allocated to (A) cure any arrearages as described in our partnership agreement and (B) increase the capital accounts of each of the owners of the common units and i-units by the amount of the difference between their actual, historical quarterly cash distributions and the various target distribution levels described above with respect to cash distributions; and

•	thereafter, 23% among the owners of the Incentive Distribution units, 75% among the owners of the common units and i-units, as limited partners on a per unit basis, and 2% to our general partner.

As a result, after each distribution of cash to other unitholders, including regular quarterly distributions, Enbridge Management’s ownership of additional i-units generally will represent the right to be allocated an increased share of that income or gain upon liquidation.

Any deduction or loss generally will be allocated:

•	first, among the owners of the Class D units and the owners of the Class E units until, to the maximum extent possible, the capital account in respect of each Class D unit and Class E unit, respectively, is equal to Class D unit notional value or the Class E unit notional value (as applicable);

•	second, to the owners of the common units or to the owners of the i-units, as applicable, until the per unit balance in a common unit capital account equals the per unit balance in an i-unit capital account;

•	third, in proportion to the positive balances in the partners’ capital accounts until all the balances are reduced to zero; and

•	thereafter, to the general partner.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

This section is a summary of the material tax considerations that may be relevant to prospective unitholders who are individual citizens or residents of the United States and, unless otherwise noted in the following discussion, is the opinion of Baker & Hostetler LLP, counsel to our general partner and us, insofar as it relates to legal conclusions with respect to matters of U.S. federal income tax law that are addressed in this section. This section is based on current provisions of the Internal Revenue Code of 1986, as amended, which we refer to as the Internal Revenue Code, existing and proposed Treasury regulations promulgated under the Internal Revenue Code, which we refer to as the Treasury Regulations, and current administrative rulings and court decisions, all of which are subject to change. Later changes in these authorities may cause the tax consequences to vary substantially from the consequences described below. Unless the context otherwise requires, references in this section to “us” or “we” are references to Enbridge Energy Partners L.P. and our operating subsidiaries.

The following discussion does not comment on all federal income tax matters affecting us or our unitholders. Moreover, the discussion focuses on unitholders who are individual citizens or residents of the United States for U.S. federal income tax purposes and has only limited application to corporations, estates, entities treated as partnerships for U.S. federal income tax purposes, trusts, nonresident aliens, U.S. expatriates and former citizens or long-term residents of the United States or other unitholders subject to specialized tax treatment, such as banks, insurance companies and other financial institutions, tax-exempt institutions, foreign persons including, without limitation, controlled foreign corporations, passive foreign investment companies and non-U.S. persons eligible for the benefits of an applicable income tax treaty with the United States, individual retirement accounts, or IRAs, employee benefit plans, real estate investment trusts, or REITs, or mutual funds, dealers in securities or currencies, traders in securities, U.S. persons whose “functional currency” is not the U.S. dollar, persons holding their Class A common units as part of a “straddle,” “hedge,” “conversion transaction” or other risk reduction transaction, and persons deemed to sell their Class A common units under the constructive sale provisions of the Internal Revenue Code. In addition, the discussion only comments to a limited extent on state, local and foreign tax consequences. Accordingly, we encourage each prospective unitholder to consult the unitholder’s own tax advisor in analyzing the state, local and foreign tax consequences particular to the unitholder of the ownership or disposition of Class A common units and potential changes in applicable tax laws.

No ruling has been requested from the Internal Revenue Service, or IRS, regarding our characterization as a partnership for tax purposes or any other tax consideration discussed in this section. Instead, we will rely on opinions of Baker & Hostetler LLP. Unlike a ruling, an opinion of counsel represents only that counsel’s best legal judgment and does not bind the IRS or the courts. Accordingly, the opinions and statements made in this section may not be sustained by a court if contested by the IRS. Any contest of this sort with the IRS may materially and adversely impact the market for the Class A common units and the prices at which Class A common units trade. In addition, the costs of any contest with the IRS, principally legal, accounting and related fees, will result in a reduction in cash available for distribution to our unitholders and our general partner and thus will be borne indirectly by our unitholders and our general partner. Furthermore, the tax treatment of us, or of an investment in us, may be significantly modified by future legislative or administrative changes or court decisions. Any modifications may or may not be retroactively applied.

All statements as to matters of federal income tax law and legal conclusions with respect thereto, but not as to factual matters, contained in this section, unless otherwise noted, are the opinion of Baker & Hostetler LLP and are based on the accuracy of the representations made by us and by the delegate of our general partner with respect to certain factual matters.

For the reasons described below, Baker & Hostetler LLP has not rendered an opinion with respect to the following specific federal income tax issues: (1) the treatment of a unitholder whose Class A common units are loaned to a short seller to cover a short sale of Class A common units, see “—Tax Consequences of Unit Ownership—Treatment of Short Sales”; (2) whether our monthly convention for allocating taxable income and losses is permitted by existing Treasury Regulations, see “—Disposition of Common Units—Allocations

Between Transferors and Transferees”; (3) whether our method for taking into account Section 743 of the Internal Revenue Code adjustments is sustainable in certain cases, see “—Tax Consequences of Unit Ownership—Section 754 Election” and “—Uniformity of Units”; and (4) whether assignees of Class A common units who fail to execute and deliver transfer applications will be treated as partners of Enbridge Partners for federal income tax purposes, see “—Limited Partner Status” below.

Partnership Status

A partnership generally is not a taxable entity and incurs no federal income tax liability. Instead, each partner of a partnership is required to take into account the partner’s share of items of income, gain, loss and deduction of the partnership in computing the partner’s federal income tax liability, regardless of whether cash distributions are made to the unitholder by the partnership. Distributions by a partnership to a partner are generally taxable only to the extent the amount of cash distributed to the partner is in excess of the partner’s adjusted basis in the partner’s partnership interest.

Section 7704 of the Internal Revenue Code provides that publicly traded partnerships will, as a general rule, be taxed as corporations. An exception, however, referred to as the “Qualifying Income Exception,” exists with respect to publicly traded partnerships of which 90% or more of the gross income for every taxable year consists of “qualifying income.” Qualifying income includes income and gains derived from the transportation, processing, storage and marketing of crude oil, natural gas and products produced from them. Other types of qualifying income include interest, other than from a financial business, dividends, gains from the sale of real property and gains from the sale or other disposition of capital assets held for the production of income that otherwise constitutes qualifying income. We estimate that as of the date of this prospectus, more than 90% of our current gross income is qualifying income; however, the portion of our income that is qualifying income may change from time to time.

No ruling has been or will be sought from the IRS, and the IRS has made no determination as to our status or the status of our operating subsidiaries for federal income tax purposes or whether our operations generate “qualifying income” under Section 7704 of the Internal Revenue Code. Instead, we will rely on the opinion of Baker & Hostetler LLP on such matters. It is the opinion of Baker & Hostetler LLP that, based upon the Internal Revenue Code, its regulations, published revenue rulings and court decisions and the representations described below that as of the date of this prospectus:

•	we will be classified as a partnership for federal income tax purposes; and

•	each of our operating subsidiaries will be treated as a partnership or will be disregarded as an entity separate from us for federal income tax purposes, except for Enbridge Pipelines (Wisconsin), Inc., which will be treated as a corporation for federal income tax purposes.

In rendering its opinion, Baker & Hostetler LLP has relied on factual representations made by us and our general partner. The representations made by us and our general partner upon which Baker & Hostetler LLP has relied include:

•	neither we nor any of the operating subsidiaries has elected or will elect to be treated as a corporation, except, as noted, Enbridge Pipelines (Wisconsin), Inc., will be treated as a corporation; and

•	for each taxable year, more than 90% of our gross income has been and will be income of the type that in the opinion of Baker & Hostetler LLP is “qualifying income” within the meaning of Section 7704(d) of the Internal Revenue Code.

We believe that these representations are true and expect that these representations will continue to be true in the future.

If we fail to meet the Qualifying Income Exception, other than a failure that is determined by the IRS to be inadvertent and that is cured within a reasonable time after discovery, in which case the IRS may also require us to make adjustments with respect to our unitholders or pay other amounts, we will be treated as if we had transferred all of our assets, subject to liabilities, to a newly formed corporation, on the first day of the year in which we fail to meet the Qualifying Income Exception, in return for stock in that corporation, and then distributed that stock to the unitholders in liquidation of their interests in us. This deemed contribution and liquidation should be tax-free to unitholders and us so long as we, at that time, do not have liabilities in excess of the tax basis of our assets. Thereafter, we would be treated as a corporation for federal income tax purposes.

If we were treated as an association taxable as a corporation in any taxable year, either as a result of a failure to meet the Qualifying Income Exception or otherwise, our items of income, gain, loss and deduction would be reflected only on our tax return rather than being passed through to our unitholders, and our net income would be taxed to us at corporate rates. In addition, any distribution made to a unitholder would be treated as taxable dividend income, to the extent of our current and accumulated earnings and profits, or, in the absence of earnings and profits, a nontaxable return of capital, to the extent of the unitholder’s tax basis in the unitholder’s units, or taxable capital gain, after the unitholder’s tax basis in the unitholder’s units is reduced to zero. Accordingly, taxation as a corporation could result in a material reduction in a unitholder’s cash flow and after-tax return and thus would likely result in a substantial reduction of the value of the units.

The discussion below is based on Baker & Hostetler LLP’s opinion that we will be classified as a partnership for federal income tax purposes.

Limited Partner Status

Our unitholders will be treated as partners of Enbridge Partners for federal income tax purposes. Also, (1) unitholders whose Class A common units are held in street name or by a nominee and who have the right to direct the nominee in the exercise of all substantive rights attendant to the ownership of their Class A common units, and (2) assignees who have executed and delivered transfer applications and are awaiting admission as limited partners, will be treated as partners of Enbridge Partners for federal income tax purposes.

Because there is no direct authority dealing with the status of assignees of Class A common units who are entitled to execute and deliver transfer applications and become entitled to direct the exercise of attendant rights, but who fail to execute and deliver transfer applications, Baker & Hostetler LLP is unable to opine that such persons are our partners for federal income tax purposes. Furthermore, a purchaser or other transferee of Class A common units who does not execute and deliver a transfer application may not receive some federal income tax information or reports furnished to record unitholders unless the Class A common units are held in a nominee or street name account and the nominee or broker has executed and delivered a transfer application for those Class A common units.

A beneficial owner of Class A common units whose units have been transferred to a short seller to complete a short sale would appear to lose the owner’s status as a partner with respect to those units for federal income tax purposes. See “—Tax Consequences of Unit Ownership—Treatment of Short Sales.”

Income, gains, losses or deductions would not appear to be reportable by a unitholder who is not a partner for federal income tax purposes, and any cash distributions received by a unitholder who is not a partner for federal income tax purposes would therefore appear to be fully taxable as ordinary income. These holders are urged to consult their tax advisors with respect to the tax consequences to them of holding Class A common units.

The references to “unitholders” in the discussion that follows are to persons who are treated as partners in Enbridge Partners for federal income tax purposes.

Tax Consequences of Class A Common Unit Ownership

Flow-through of taxable income

Subject to the discussion below under “—Tax Consequences of Class A Common Unit Ownership—Entity-Level Collections,” we will not pay any federal income tax. Instead, each unitholder will be required to report on the unitholder’s income tax return the unitholder’s share of our income, gains, losses and deductions without regard to whether we make cash distributions to the unitholder. Consequently, we may allocate income to a unitholder even if the unitholder has not received a cash distribution. Each unitholder will be required to include in income the unitholder’s allocable share of our income, gains, losses and deductions for our taxable year ending with or within the unitholder’s taxable year. Our taxable year ends on December 31.

Treatment of distributions

Distributions by us to a unitholder generally will not be taxable to the unitholder for federal income tax purposes, except to the extent the amount of any such cash distribution exceeds the unitholder’s tax basis in the unitholder’s Class A common units immediately before the distribution. Our cash distributions in excess of a unitholder’s tax basis generally will be considered to be gain from the sale or exchange of the Class A common units, taxable in accordance with the rules described under “—Disposition of Class A Common Units.” Any reduction in a unitholder’s share of our liabilities for which no partner, including the general partner, bears the economic risk of loss, referred to as “nonrecourse liabilities,” will be treated as a distribution by us of cash to that unitholder.

A decrease in a unitholder’s percentage interest in us because of our issuance of additional units will decrease the unitholder’s share of our nonrecourse liabilities, and thus will result in a corresponding deemed distribution of cash. This deemed distribution may constitute a non-pro rata distribution. A non-pro rata distribution of money or property may result in ordinary income to a unitholder, regardless of the unitholder’s tax basis in the unitholder’s Class A common units, if the distribution reduces the unitholder’s share of our “unrealized receivables,” including depreciation recapture or substantially appreciated “inventory items,” each as defined in the Internal Revenue Code, and collectively, “Section 751 Assets.” To that extent, the unitholder will be treated as having been distributed the unitholder’s proportionate share of the Section 751 Assets and then having exchanged those assets with us in return for the non-pro rata portion of the actual distribution made to the unitholder. This latter deemed exchange will generally result in the unitholder’s realization of ordinary income, which will equal the excess of (1) the non-pro rata portion of that distribution over (2) the unitholder’s tax basis (often zero) for the share of Section 751 Assets deemed relinquished in the exchange. The Treasury Department recently has issued proposed Treasury Regulations that, if issued in their current form as final Treasury Regulations, may mitigate the consequences of deemed non-pro rata distributions of cash.

To the extent our distributions cause a unitholder’s “at-risk” amount to be less than zero at the end of any taxable year, the unitholder must recapture any losses deducted in previous years. See “—Tax Consequences of Class A Common Unit Ownership—Limitations on Deductibility of Losses.”

The allocation of taxable income to Class A common unitholders, taking into account special allocations of gross income that otherwise would be allocated to the Class B common units, for any given period may be less than or greater than the actual cash distributed on the Class A common units purchased in this offering.

Basis of Class A common units

A unitholder’s initial tax basis for the unitholder’s Class A common units will be the amount the unitholder paid for the Class A common units plus the unitholder’s share of our nonrecourse liabilities. That basis will be increased by the unitholder’s share of our income and by any increases in the unitholder’s share of our nonrecourse liabilities. That basis will be decreased, but not below zero, by distributions from us, by the unitholder’s share of our losses, by any decreases in the unitholder’s share of our nonrecourse liabilities and by the unitholder’s share of our expenditures that are not deductible in computing taxable income and are not required to be capitalized. A unitholder will have no share of our debt that is recourse to our general partner but will have a share, generally based on the unitholder’s share of profits, of our nonrecourse liabilities. See “—Disposition of Common Units—Recognition of Gain or Loss.” The IRS has ruled that a partner who acquires interests in a partnership in separate transactions must combine those interests and maintain a single adjusted tax basis for all of those interests.

Limitations on deductibility of losses

The deduction by a unitholder of the unitholder’s share of our losses will be limited to the tax basis in the unitholder’s units and, in the case of an individual unitholder, estate, trust, or corporate unitholder (if more than 50% of the value of the corporate unitholder’s stock is owned directly or indirectly by or for five or fewer individuals or some tax-exempt organizations) to the amount for which the unitholder is considered to be “at risk” with respect to our activities, if that is less than the unitholder’s tax basis. A Class A common unitholder subject to these limitations must recapture losses deducted in previous years to the extent that distributions cause the unitholder’s at-risk amount to be less than zero at the end of any taxable year. Losses disallowed to a unitholder or recaptured as a result of these limitations will carry forward and will be allowable as a deduction to the extent that the unitholder’s at-risk amount is subsequently increased, provided such losses do not exceed such Class A common unitholder’s tax basis in the unitholder’s Class A common units. Upon the taxable disposition of a Class A common unit, any gain recognized by a unitholder can be offset by losses that previously were suspended by the at-risk limitation but may not be offset by losses suspended by the basis limitation. Any loss previously suspended by the at-risk limitation in excess of that gain would no longer be utilizable.

In general, a unitholder will be at risk to the extent of the tax basis of the unitholder’s units, excluding any portion of that basis attributable to the unitholder’s share of our nonrecourse liabilities, reduced by (1) any portion of that basis representing amounts otherwise protected against loss because of a guarantee, stop loss agreement or other similar arrangement and (2) any amount of money the unitholder borrows to acquire or hold the unitholder’s units, if the lender of those borrowed funds owns an interest in us, is related to the unitholder or can look only to the units for repayment. A unitholder’s at-risk amount will increase or decrease as the tax basis of the unitholder’s units increases or decreases, other than tax basis increases or decreases attributable to increases or decreases in the unitholder’s share of our nonrecourse liabilities.

In addition to the basis and at-risk limitations on the deductibility of losses, the passive loss limitations generally provide that individuals, estates, trusts and some closely-held corporations and personal service corporations can deduct losses from passive activities, which are generally trade or business activities in which the taxpayer does not materially participate, only to the extent of the taxpayer’s income from those passive activities. The passive loss limitations are applied separately with respect to each publicly traded partnership. Consequently, any passive losses we generate will only be available to offset our passive income generated in the future and will not be available to offset income from other passive activities or investments, including our investments or a unitholder’s investments in other publicly traded partnerships, or the unitholder’s salary, active business or other income. Passive losses that are not deductible because they exceed a unitholder’s share of income we generate may be deducted in full when the unitholder disposes of the unitholder’s entire investment in us in a fully taxable transaction with an unrelated party. The passive loss limitations are applied after other applicable limitations on deductions, including the at-risk rules and the basis limitation.

A unitholder’s share of our net income may be offset by any of our suspended passive losses, but it may not be offset by any other current or carryover losses from other passive activities, including those attributable to other publicly traded partnerships.

Limitations on interest deductions

The deductibility of a non-corporate taxpayer’s “investment interest expense” is generally limited to the amount of that taxpayer’s “net investment income.” Investment interest expense includes:

•	interest on indebtedness properly allocable to property held for investment;

•	our interest expense attributed to portfolio income; and

•	the portion of interest expense incurred to purchase or carry an interest in a passive activity to the extent attributable to portfolio income.

The computation of a unitholder’s investment interest expense will take into account interest on any margin account borrowing or other loan incurred to purchase or carry a Class A common unit. Net investment income includes gross income from property held for investment and amounts treated as portfolio income under the passive loss rules, less deductible expenses, other than interest, directly connected with the production of investment income, but generally does not include gains attributable to the disposition of property held for investment or, if applicable, qualified dividend income. The IRS has indicated that the net passive income earned by a publicly traded partnership will be treated as investment income to its unitholders for purposes of determining the unitholders’ ability to deduct investment interest expense. In addition, the unitholder’s share of our portfolio income will be treated as investment income.

Entity-level collections

If we are required or elect under applicable law to pay any federal, state, local or foreign income tax on behalf of any unitholder or our general partner or any former unitholder, we are authorized to pay those taxes from our funds. That payment, if made, will be treated as a distribution of cash to the unitholder on whose behalf the payment was made. If the payment is made on behalf of a person whose identity cannot be determined, we are authorized to treat the payment as a distribution to all current unitholders. We are authorized to amend our partnership agreement in the manner necessary to maintain uniformity of intrinsic tax characteristics of units and to adjust later distributions, so that after giving effect to these distributions, the priority and characterization of distributions otherwise applicable under our partnership agreement is maintained as nearly as is practicable. Payments by us as described above could give rise to an overpayment of tax on behalf of an individual unitholder in which event the unitholder would be required to file a claim in order to obtain a credit or refund.

Allocation of income, gain, loss and deduction

In general, if we have a net profit, our items of income, gain, loss and deduction will be allocated among our general partner and the unitholders in accordance with their percentage interests in us. If we have a net loss, that loss generally will be allocated first to our general partner and the unitholders in accordance with their percentage interests in us to the extent of their positive capital accounts, and, second, to our general partner. As provided in our partnership agreement, the holders of our Class A common Units are generally allocated specified amounts of gross income that would otherwise be allocated to the holders of our Class B common units. The special allocation will be $25 million each taxable year, subject to the following limitation. The amount of the special allocation will not exceed the amount that would result in a purchaser of Class A common units in our initial public offering being allocated an amount of federal taxable income for such year that exceeds 65% of the cash distributed on the Class A common units purchased in the initial public offering with respect to such year.

Specified items of our income, gain, loss and deduction will be allocated to account for (1) any difference between the tax basis and fair market value of our assets at the time of any offering pursuant to this prospectus or any prospectus supplement and (2) any difference between the tax basis and fair market value of any property contributed to us by the general partner and its affiliates (or by a third party) that exists at the time of such contribution, together referred to in this discussion as the “Contributed Property.” These “Section 704(c) Allocations” are required to eliminate the difference between a partner’s “book” capital account, which is credited with the fair market value of Contributed Property, and “tax” capital account, which is credited with the basis of the Contributed Property. Such difference is referred to in this discussion as the “Book-Tax Disparity.” The effect of these Section 704(c) Allocations to a unitholder purchasing Class A common units from us in this offering will be essentially the same as if the tax bases of our assets were equal to their fair market values at the time of this offering. In the event we issue additional units or engage in certain other transactions in the future, “reverse Section 704(c) Allocations,” similar to the Section 704(c) Allocations described above, will be made to the general partner and all of our unitholders immediately prior to such issuance or other transactions to account for the difference between the “book” basis for purposes of maintaining capital accounts and the fair market value of all property held by us at the time of such issuance or future transaction. In addition, items of recapture income will be allocated to the extent possible to the unitholder who was allocated the deduction giving rise to the treatment of that gain as recapture income in order to minimize the recognition of ordinary income by some unitholders. Finally, although we do not expect that our operations will result in the creation of negative capital accounts, if negative capital accounts nevertheless result, items of our income and gain will be allocated in an amount and manner sufficient to eliminate the negative balance as quickly as possible.

An allocation of items of our income, gain, loss or deduction, other than an allocation required by the Internal Revenue Code to eliminate the Book-Tax Disparity, generally will be given effect for federal income tax purposes in determining a partner’s share of an item of income, gain, loss or deduction only if the allocation has “substantial economic effect.” In any other case, a partner’s share of an item will be determined on the basis of the partner’s interest in us, which will be determined by taking into account all the facts and circumstances, including:

•	the partner’s relative contributions to us;

•	the interests of all the partners in profits and losses;

•	the interest of all the partners in cash flow; and

•	the rights of all the partners to distributions of capital upon liquidation.

Baker & Hostetler LLP is of the opinion that, with the exception of the issues described in “—Tax Consequences of Class A Common Unit Ownership—Section 754 Election,” “—Disposition of Class A Common Units—Allocations Between Transferors and Transferees,” and “—Uniformity of Class A Common Units,” allocations under our partnership agreement will be given effect for federal income tax purposes in determining a partner’s share of an item of income, gain, loss or deduction.

Treatment of short sales

A unitholder whose Class A common units are loaned to a “short seller” to cover a short sale of units may be considered as having disposed of those units. If so, the unitholder would no longer be treated for tax purposes as a partner with respect to those Class A common units during the period of the loan and may recognize gain or loss from the disposition. See “—Disposition of Class A Common Units—Recognition of Gain or Loss.” As a result, during this period:

•	any of our income, gain, loss or deduction with respect to those Class A common units would not be reportable by the unitholder;

•	any cash distributions received by the unitholder as to those Class A common units would be fully taxable; and

•	while not entirely free from doubt, all of these distributions would appear to be ordinary income.

Because there is no direct or indirect controlling authority on the issue relating to partnership interests, Baker & Hostetler LLP has not rendered an opinion regarding the tax treatment of a unitholder whose Class A common units are loaned to a short seller to cover a short sale of Class A common units; therefore, unitholders desiring to assure their status as partners and avoid the risk of gain recognition from a loan to a short seller are urged to consult a tax advisor to discuss whether it is advisable to modify any applicable brokerage account agreements to prohibit their brokers from borrowing and loaning their units. The IRS has previously announced that it is studying issues relating to the tax treatment of short sales of partnership interests.

Alternative minimum tax

Each unitholder will be required to take into account the unitholder’s distributive share of any items of our income, gain, loss or deduction for purposes of the alternative minimum tax. The current minimum tax rate for noncorporate taxpayers is 26% on the first $182,500 of alternative minimum taxable income in excess of the exemption amount and 28% on any additional alternative minimum taxable income. Prospective unitholders are urged to consult with their tax advisors as to the impact of an investment in units on their liability for the alternative minimum tax.

Tax rates

Under current law, the highest marginal U.S. federal income tax rate applicable to ordinary income of individuals is 39.6% and the highest marginal U.S. federal income tax rate applicable to long-term capital gains, which generally are capital gains on certain assets held for more than twelve months, of individuals is 20%. Such rates are subject to change by new legislation at any time.

In addition, a 3.8% Medicare tax, or net investment income tax, or NIIT, is imposed on certain net investment income earned by individuals, estates and trusts. For these purposes, net investment income generally includes a unitholder’s allocable share of our income and gain realized by a unitholder from a sale of units. In the case of an individual, the tax will be imposed on the lesser of (1) the unitholder’s net investment income and (2) the amount by which the unitholder’s modified adjusted gross income exceeds $250,000, if the unitholder is married and filing jointly or a surviving spouse, $125,000, if the unitholder is married and filing separately, or $200,000, in any other case. In the case of an estate or trust, the tax will be imposed on the lesser of (1) undistributed net investment income and (2) the excess adjusted gross income over the dollar amount at which the highest income tax bracket applicable to an estate or trust begins. Prospective unitholders are urged to consult with their tax advisors as to the impact of the NIIT on an investment in our Class A common units.

Section 754 election

We have made the election permitted by Section 754 of the Internal Revenue Code. That election is irrevocable without the consent of the IRS unless there is a constructive termination of the partnership. See “—Disposition of Class A Common Units—Constructive Termination.” The election generally will permit us to adjust a Class A common unit purchaser’s tax basis in our assets, or inside basis, under Section 743(b) of the Internal Revenue Code to reflect the purchaser’s purchase price. This election does not apply with respect to a person who purchases Class A common units directly from us. The Section 743(b) adjustment belongs to the purchaser and not to other unitholders. For purposes of this discussion, the inside basis in our assets with respect to a unitholder will be considered to have two components: (1) the unitholder’s share of our tax basis in our assets, or common basis, and (2) the unitholder’s Section 743(b) adjustment to that basis.

We have adopted the remedial allocation method as to all our properties. Where the remedial allocation method is adopted, the Treasury Regulations under Section 743 of the Internal Revenue Code require a portion of the Section 743(b) adjustment that is attributable to recovery property that is subject to depreciation under Section 168 of the Internal Revenue Code and whose book basis is in excess of its tax basis to be depreciated over the remaining cost recovery period for the property’s unamortized Book-Tax Disparity. Under Treasury Regulations governing a Section 743(b) adjustment attributable to property subject to depreciation under Section 167 of the Internal Revenue Code, rather than cost recovery deductions under Section 168, such an adjustment is generally required to be depreciated using either the straight-line method or the 150% declining balance method. Under our partnership agreement, our general partner is authorized to take a position to preserve the uniformity of units even if that position is not consistent with a literal application of these and any other Treasury Regulations. See “—Tax Treatment of Operations” and “—Uniformity of Class A Common Units.”

We intend to depreciate the portion of a Section 743(b) adjustment attributable to unrealized appreciation in the value of Contributed Property, to the extent of any unamortized Book-Tax Disparity, using a rate of depreciation or amortization derived from the depreciation or amortization method and useful life applied to the property’s unamortized Book-Tax Disparity, or treat that portion as non-amortizable to the extent attributable to property which is not amortizable. This method is consistent with the methods employed by other publicly traded partnerships but is arguably inconsistent with Treasury Regulations governing Section 743(b) adjustments for property depreciable under Section 167, which is not expected to directly apply to a material portion of our assets. To the extent this Section 743(b) adjustment is attributable to appreciation in value in excess of the unamortized Book-Tax Disparity, we will apply the rules described in the Treasury Regulations and legislative history. If we determine that this position cannot reasonably be taken, we may take a depreciation or amortization position under which all purchasers acquiring units in the same month would receive depreciation or amortization, whether attributable to common basis or a Section 743(b) adjustment, based upon the same applicable rate as if they had purchased a direct interest in our assets. This kind of aggregate approach may result in lower annual depreciation or amortization deductions than would otherwise be allowable to some unitholders. See “—Uniformity of Units.” A unitholder’s tax basis for the unitholder’s Class A common units is reduced by the unitholder’s share of our deductions (whether or not such deductions were claimed on an individual’s income tax return) so that any position we take that understates deductions will overstate the Class A common unitholder’s basis in the unitholder’s Class A common units, which may cause the unitholder to understate gain or overstate loss on any sale of such units. See “—Disposition of Class A Common Units—Recognition of Gain or Loss.” Baker & Hostetler LLP is unable to opine as to whether our method for taking into account Section 743 adjustments is sustainable for property subject to depreciation under Section 167 of the Internal Revenue Code or if we use an aggregate approach as described above, as there is no direct or indirect controlling authority addressing the validity of these positions. Moreover, the IRS may challenge our position with respect to depreciating or amortizing the Section 743(b) adjustment we take to preserve the uniformity of the units. If such a challenge were sustained, the gain from the sale of units might be increased without the benefit of additional deductions.

A Section 754 election is advantageous if the transferee’s tax basis in the transferee’s units is higher than the units’ share of the aggregate tax basis of our assets immediately prior to the transfer. In that case, as a result of the election, the transferee would have, among other items, a greater amount of depreciation deductions and the transferee’s share of any gain or loss on a sale of our assets would be less. Conversely, a Section 754 election is disadvantageous if the transferee’s tax basis in the transferee’s units is lower than those units’ share of the aggregate tax basis of our assets immediately prior to the transfer. Thus, the fair market value of the units may be affected either favorably or unfavorably by the election. A basis adjustment is required regardless of whether a Section 754 election is made in the case of a transfer of an interest in us if we have a substantial built-in loss immediately after the transfer, or if we distribute property and have a substantial basis reduction. Generally, a built-in loss or a basis reduction is substantial if it exceeds $250,000.

The calculations involved in the Section 754 election are complex and will be made on the basis of assumptions as to the value of our assets and other matters. For example, the allocation of the Section 743(b) adjustment among our assets must be made in accordance with the Internal Revenue Code. The IRS could seek to reallocate some or all of any Section 743(b) adjustment allocated by us to our tangible assets to goodwill instead. Goodwill, as an intangible asset, is generally nonamortizable or amortizable over a longer period of time or under a less accelerated method than our tangible assets. We cannot assure you that the determinations we make will not be successfully challenged by the IRS and that the deductions resulting from them will not be reduced or disallowed altogether. Should the IRS require a different basis adjustment to be made, and should, in our opinion, the expense of compliance exceed the benefit of the election, we may seek permission from the IRS to revoke our Section 754 election. If permission is granted, a subsequent purchaser of units may be allocated more income than the subsequent purchaser would have been allocated had the election not been revoked.

Tax Treatment of Operations

Accounting method and taxable year

We use the year ending December 31 as our taxable year and the accrual method of accounting for federal income tax purposes. Each unitholder will be required to include in income the unitholder’s share of our income, gain, loss and deduction for our taxable year ending within or with the unitholder’s taxable year. In addition, a unitholder who has a taxable year ending on a date other than December 31 and who disposes of all of the unitholder’s units following the close of our taxable year but before the close of the unitholder’s taxable year must include the unitholder’s share of our income, gain, loss and deduction in income for the unitholder’s taxable year, with the result that the unitholder will be required to include in income for the unitholder’s taxable year the unitholder’s share of more than twelve months of our income, gain, loss and deduction. See “—Disposition of Class A Common Units—Allocations Between Transferors and Transferees.”

Tax basis, depreciation and amortization

The tax basis of our assets, as adjusted with respect to each purchaser on account of our Section 754 election, will be used for purposes of computing depreciation and cost recovery deductions and, ultimately, gain or loss on the disposition of these assets. See “—Tax Consequences of Unit Ownership—Section 754 Election” above. The federal income tax consequences attributable to the difference between the fair market value of our assets and their tax basis immediately prior to an offering will be borne by our unitholders holding interests in us immediately prior to any such offering. See “—Tax Consequences of Class A Common Unit Ownership—Allocation of Income, Gain, Loss and Deduction.”

To the extent allowable, we may elect to use the depreciation and cost recovery methods, including bonus depreciation to the extent available, that will result in the largest deductions being taken in the early years after assets subject to these allowances are placed in service. See “—Uniformity of Class A Common Units.” Property we subsequently acquire or construct may be depreciated using accelerated methods permitted by the Internal Revenue Code.

If we dispose of depreciable property by sale, foreclosure or otherwise, all or a portion of any gain, determined by reference to the amount of depreciation previously deducted and the nature of the property, may be subject to the recapture rules and taxed as ordinary income rather than capital gain. Similarly, a unitholder who has taken cost recovery or depreciation deductions with respect to property we own will likely be required to recapture some or all of those deductions as ordinary income upon a sale of the unitholder’s interest in us. See “—Tax Consequences of Unit Ownership—Allocation of Income, Gain, Loss and Deduction” and “—Disposition of Class A Common Units—Recognition of Gain or Loss.”

The costs we incur in selling our Class A common units, referred to as syndication expenses, must be capitalized and cannot be deducted currently, ratably or upon our termination. There are uncertainties regarding the classification of costs as organization expenses, which may be amortized by us, and as syndication expenses, which may not be amortized by us. The underwriting discounts and commissions we incur will be treated as syndication expenses.

Valuation and tax basis of our properties

The federal income tax consequences of the ownership and disposition of Class A common units will depend in part on our estimates of the relative fair market values, and the initial tax bases, of our assets. Although we may from time to time consult with professional appraisers regarding valuation matters, we will make many of the relative fair market value estimates ourselves. These estimates and determinations of basis are subject to challenge and will not be binding on the IRS or the courts. If the estimates of fair market value or basis are later found to be incorrect, the character and amount of items of income, gain, loss or deductions previously reported by unitholders might change, and unitholders might be required to adjust their tax liability for prior years and incur interest and penalties with respect to those adjustments.

Disposition of Class A Common Units

Recognition of gain or loss

Gain or loss will be recognized on a sale of Class A common units equal to the difference between the amount realized and the unitholder’s tax basis for the Class A common units sold. A unitholder’s amount realized will be measured by the sum of the cash or the fair market value of other property received by the unitholder plus the unitholder’s share of our nonrecourse liabilities. Because the amount realized includes a unitholder’s share of our nonrecourse liabilities, the gain recognized on the sale of units could result in a tax liability in excess of any cash received from the sale.

Prior distributions from us that in the aggregate were in excess of cumulative net taxable income for a Class A common unit and, therefore, decreased a unitholder’s tax basis in that Class A common unit will, in effect, become taxable income if the Class A common unit is sold at a price greater than the unitholder’s tax basis in that Class A common unit, even if the price received is less than the unitholder’s original cost.

Except as noted below, gain or loss recognized by a unitholder, other than a “dealer” in Class A common units, on the sale or exchange of a Class A common unit will generally be taxable as capital gain or loss. Capital gain recognized by an individual on the sale of Class A common units held for more than 12 months generally will be taxed at the U.S. federal income tax rate applicable to long-term capital gains. A portion of this gain or loss, which will likely be substantial, however, will be separately computed and taxed as ordinary income or loss under Section 751 of the Internal Revenue Code to the extent attributable to assets giving rise to depreciation recapture or other “unrealized receivables” or to “inventory items” we own. The term “unrealized receivables” includes potential recapture items, including depreciation recapture. Ordinary income attributable to unrealized receivables, inventory items and depreciation recapture may exceed net taxable gain realized upon the sale of a unit and may be recognized even if there is a net taxable loss realized on the sale of a unit. Thus, a unitholder may recognize both ordinary income and a capital loss upon a sale of units. Capital losses may offset capital gains and no more than $3,000 of ordinary income, in the case of individuals, and may only be used to offset capital gains in the case of corporations. Both ordinary income and capital gain recognized on a sale of units may be subject to the NIIT in certain circumstances. See “—Tax Consequences of Class A Common Unit Ownership—Tax Rates.”

The IRS has ruled that a partner who acquires interests in a partnership in separate transactions must combine those interests and maintain a single adjusted tax basis for all those interests. Upon a sale or other disposition of less than all of those interests, a portion of that tax basis must be allocated to the interests sold using an “equitable apportionment” method, which generally means that the tax basis allocated to the interest sold equals an amount that bears the same relation to the partner’s tax basis in the partner’s entire interest in the partnership as the value of the interest sold bears to the value of the partner’s entire interest in the partnership. Treasury Regulations under Section 1223 of the Internal Revenue Code allow a selling unitholder who can identify Class A common units transferred with an ascertainable holding period to elect to use the actual holding period of the Class A common units transferred. Thus, according to the ruling discussed above, a Class A common unitholder will be unable to select high or low basis Class A common units to sell as would be the case with corporate stock, but, according to the Treasury Regulations, the unitholder may designate specific Class A common units sold for purposes of determining the holding period of units transferred. A unitholder electing to use the actual holding period of Class A common units transferred must consistently use that identification method for all subsequent sales or exchanges of Class A common units. A unitholder considering the purchase of additional units or a sale of Class A common units purchased in separate transactions is urged to consult the unitholder’s tax advisor as to the possible consequences of this ruling and application of the Treasury Regulations.

Specific provisions of the Internal Revenue Code affect the taxation of some financial products and securities, including partnership interests, by treating a taxpayer as having sold an “appreciated” partnership interest, one in which gain would be recognized if it were sold, assigned or terminated at its fair market value, if the taxpayer or related persons enter(s) into:

•	a short sale;

•	an offsetting notional principal contract; or

•	a futures or forward contract;

in each case, with respect to the partnership interest or substantially identical property.

Moreover, if a taxpayer has previously entered into a short sale, an offsetting notional principal contract or a futures or forward contract with respect to the partnership interest, the taxpayer will be treated as having sold that position if the taxpayer or a related person then acquires the partnership interest or substantially identical property. The Secretary of the Treasury is also authorized to issue regulations that treat a taxpayer that enters into transactions or positions that have substantially the same effect as the preceding transactions as having constructively sold the financial position.

Allocations between transferors and transferees

In general, our taxable income and losses will be determined annually, will be prorated on a monthly basis and will be subsequently apportioned among the unitholders in proportion to the number of units owned by each of them as of the opening of the applicable exchange on the first business day of the month, which we refer to in this prospectus as the “Allocation Date.” Gain or loss realized on a sale or other disposition of our assets other than in the ordinary course of business, however, will be allocated among the unitholders on the Allocation Date in the month in which that gain or loss is recognized. As a result, a unitholder transferring units may be allocated income, gain, loss and deduction realized after the date of transfer.

Although simplifying conventions are contemplated by the Internal Revenue Code and most publicly traded partnerships use similar simplifying conventions, the use of this method may not be permitted under existing Treasury Regulations as there is no direct or indirect controlling authority on this issue. The Treasury Department has issued proposed Treasury Regulations that provide a safe harbor pursuant to which a publicly traded partnership may adopt similar monthly simplifying conventions to allocate tax items among transferor and transferee unitholders, although such tax items must be prorated on a daily basis. Nonetheless, the proposed regulations do not specifically authorize the use of the proration method we have adopted. Existing publicly traded partnerships are entitled to rely on these proposed Treasury Regulations; however, they are subject to change until final Treasury Regulations are issued. Accordingly, Baker & Hostetler LLP is unable to opine on the validity of this method of allocating income and deductions between transferor and transferee unitholders because the issue has not been finally resolved by the IRS or the courts. If this method is not allowed under the Treasury Regulations, or only applies to transfers of less than all of the unitholder’s interest, our taxable income or losses might be reallocated among the unitholders. We are authorized to revise our method of allocation between transferor and transferee unitholders, as well as unitholders whose interests vary during a taxable year, to conform to a method permitted under future Treasury Regulations. A unitholder who owns Class A common units at any time during a quarter and who disposes of them prior to the record date set for a cash distribution for that quarter will be allocated items of our income, gain, loss and deductions attributable to that quarter but will not be entitled to receive that cash distribution.

Notification requirements

A unitholder who sells any of the unitholder’s Class A common units is generally required to notify us in writing of that sale within 30 days after the sale (or, if earlier, January 15 of the year following the sale). A purchaser of Class A common units who purchases Class A common units from another unitholder is also generally required to notify us in writing of that purchase within 30 days after the purchase. Upon receiving such notifications, we are required to notify the IRS of that transaction and to furnish specified information to the transferor and transferee. Failure to notify us of a purchase may, in some cases, lead to the imposition of penalties. These reporting requirements do not apply to a sale by an individual who is a citizen of the United States and who effects the sale or exchange through a broker who will satisfy these requirements.

Constructive termination

We will be considered to have technically terminated our partnership for federal income tax purposes if there is a sale or exchange of 50% or more of the total interests in our capital and profits within a twelve-month period. For purposes of determining whether the 50% threshold has been met, multiple sales of the same interest will be counted only once. Our technical termination would, among other things, result in the closing of our taxable year for all unitholders, which would result in us filing two tax returns (and our unitholders could receive two schedules K-1 if relief was not available, as described below) for one fiscal year and could result in a deferral of depreciation deductions allowable in computing our taxable income. In the case of a unitholder reporting on a taxable year other than a fiscal year ending December 31, the closing of our taxable year may also result in more than twelve months of our taxable income or loss being includable in the unitholder’s taxable income for the year of termination. Our termination currently would not affect our classification as a partnership for federal income tax purposes, but instead we would be treated as a new partnership for federal income tax purposes. If treated as a new partnership, we must make new tax elections, including a new election under Section 754 of the Internal Revenue Code, and could be subject to penalties if we are unable to determine that a termination occurred. Moreover, a termination might either accelerate the application of, or subject us to, any tax legislation enacted before the termination that might not have otherwise applied to us as a continuing partnership. The IRS has a publicly traded partnership technical termination relief program whereby, if a publicly traded partnership that technically terminated requests publicly traded partnership technical termination relief and such relief is granted by the IRS, among other things, the partnership may only have to provide one Schedule K-1 to unitholders for the year notwithstanding two partnership tax years.

Uniformity of Class A Common Units

Because we cannot match transferors and transferees of Class A common units, we must maintain uniformity of the economic and tax characteristics of the Class A common units to a purchaser of these Class A common units. In the absence of uniformity, we may be unable to completely comply with a number of federal income tax requirements, both statutory and regulatory. Any non-uniformity could have a negative impact on the value of the units. See “—Tax Consequences of Class A Common Unit Ownership—Section 754 Election.”

Our partnership agreement permits our general partner to take positions in filing our tax returns that preserve the uniformity of our Class A common units. These positions may include reducing the depreciation, amortization or loss deductions to which a unitholder would otherwise be entitled or reporting a slower amortization of Section 743(b) adjustments for some unitholders than that to which they would otherwise be entitled. Baker & Hostetler LLP is unable to opine as to the validity of such filing positions.

A unitholder’s basis in Class A common units is reduced by its share of our deductions, whether or not such deductions were claimed on an individual income tax return, so that any position that we take that understates deductions will overstate the unitholder’s basis in the unitholder’s Class A common units, and may cause the unitholder to understate gain or overstate loss on any sale of such Class A common units. See “—Disposition of Class A Common Units—Recognition of Gain or Loss” and “—Tax Consequences of Class A Common Unit Ownership—Section 754 Election.” The IRS may challenge one or more of any positions we take to preserve the uniformity of units. If such a challenge were sustained, the uniformity of units might be affected, and, under some circumstances, the gain from the sale of units might be increased without the benefit of additional deductions.

Employee Benefit Plans, Tax-Exempt Organizations, Foreign Persons and Other Investors

Ownership of units by employee benefit plans, other tax-exempt organizations, non-resident aliens, foreign corporations and other foreign persons raises issues unique to those investors and, as described below to a limited extent, may have substantially adverse tax consequences to them. If you are a tax-exempt entity or a non-U.S. person, you should consult your tax advisor before investing in our Class A common units.

Employee benefit plans and most other organizations exempt from federal income tax, including individual retirement accounts and other retirement plans, are subject to federal income tax on unrelated business taxable income. Virtually all of our income allocated to a unitholder that is a tax-exempt organization will be unrelated business taxable income and will be taxable to it.

Non-resident aliens and foreign corporations, trusts or estates that own units will be considered to be engaged in business in the U.S. because of the ownership of units. As a consequence, they will be required to file federal tax returns to report their share of our income, gain, loss or deduction and pay federal income tax at regular rates on their share of our net income or gain. Moreover, under rules applicable to publicly traded partnerships, our quarterly distribution to foreign unitholders will be subject to withholding at rates up to the highest applicable effective tax rate. Each foreign unitholder must obtain a taxpayer identification number from the IRS and submit that number to our transfer agent on a Form W-8BEN, Form W-8BEN-E or applicable substitute form in order to obtain credit for these withholding taxes. A change in applicable law may require us to change these procedures.

In addition, because a foreign corporation that owns units will be treated as engaged in a U.S. trade or business, that corporation may be subject to the U.S. branch profits tax at a rate of 30%, in addition to regular federal income tax, on its share of our earnings and profits, as adjusted for changes in the foreign corporation’s “U.S. net equity,” that is effectively connected with the conduct of a U.S. trade or business. That tax may be reduced or eliminated by an income tax treaty between the U.S. and the country in which the foreign corporate unitholder is a “qualified resident.” In addition, this type of unitholder is subject to special information reporting requirements under Section 6038C of the Internal Revenue Code.

A foreign unitholder who sells or otherwise disposes of a Class A common unit will be subject to U.S. federal income tax on gain realized from the sale or disposition of that unit to the extent the gain is effectively connected with a U.S. trade or business of the foreign unitholder. Under a ruling published by the IRS, interpreting the scope of “effectively connected income,” a foreign unitholder would be considered to be engaged in a trade or business in the U.S. by virtue of the U.S. activities of the partnership, and part or all of that unitholder’s gain would be effectively connected with that unitholder’s indirect U.S. trade or business. Moreover, under the Foreign Investment in Real Property Tax Act, a foreign Class A common unitholder generally will be subject to U.S. federal income tax upon the sale or disposition of a Class A common unit if (1) he owned (directly or constructively applying certain attribution rules) more than 5% of our Class A common units at any time during the five-year period ending on the date of such disposition and (2) 50% or more of the fair market value of all of our assets consisted of U.S. real property interests at any time during the shorter of the period during which such unitholder held the Class A common units or the five-year period ending on the date of disposition. Currently, more than 50% of our assets consist of U.S. real property interests, and we do not expect that to change in the foreseeable future. Therefore, foreign unitholders may be subject to federal income tax on gain from the sale or disposition of their Class A common units, and a purchaser of Class A common units from a foreign unitholder may have withholding obligations.

Administrative Matters

Information returns and audit procedures

We intend to furnish to each unitholder, within 90 days after the close of each calendar year, specific tax information, including a Schedule K-1, which describes his share of our income, gain, loss and deduction for our preceding taxable year. In preparing this information, which will not be reviewed by counsel, we will take various accounting and reporting positions, some of which have been mentioned earlier, to determine each unitholder’s share of income, gain, loss and deduction. We cannot assure you that those positions will yield a result that conforms to the requirements of the Internal Revenue Code, Treasury Regulations or administrative interpretations of the IRS. Neither we nor Baker & Hostetler LLP can assure prospective unitholders that the IRS will not successfully contend in court that those positions are impermissible. Any challenge by the IRS could negatively affect the value of the units.

The IRS may audit our federal income tax information returns. Adjustments resulting from an IRS audit may require each unitholder to adjust a prior year’s tax liability, and possibly may result in an audit of his return. Any audit of a unitholder’s return could result in adjustments not related to our returns as well as those related to our returns.

Partnerships generally are treated as separate entities for purposes of federal tax audits, judicial review of administrative adjustments by the IRS and tax settlement proceedings. The tax treatment of partnership items of income, gain, loss and deduction are determined in a partnership proceeding rather than in separate proceedings with the partners. The Internal Revenue Code requires that one partner be designated as the “Tax Matters Partner” for these purposes. Our partnership agreement names our general partner as our Tax Matters Partner.

The Tax Matters Partner has made and will make some elections on our behalf and on behalf of unitholders. In addition, the Tax Matters Partner can extend the statute of limitations for assessment of tax deficiencies against unitholders for items in our returns. The Tax Matters Partner may bind a unitholder with less than a 1% profits interest in us to a settlement with the IRS unless that unitholder elects, by filing a statement with the IRS, not to give that authority to the Tax Matters Partner. The Tax Matters Partner may seek judicial review, by which all the unitholders are bound, of a final partnership administrative adjustment and, if the Tax Matters Partner fails to seek judicial review, judicial review may be sought by any unitholder having at least a 1% interest in profits or by any group of unitholders having in the aggregate at least a 5% interest in profits. However, only one action for judicial review will go forward, and each unitholder with an interest in the outcome may participate.

A unitholder must file a statement with the IRS identifying the treatment of any item on his federal income tax return that is not consistent with the treatment of the item on our return. Intentional or negligent disregard of this consistency requirement may subject a unitholder to substantial penalties.

FATCA withholding requirements

Under the Foreign Account Tax Compliance Act (“FATCA”), withholding taxes may apply to certain types of payments made to “foreign financial institutions” (as specially defined in the Internal Revenue Code) and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on interest, dividends and other fixed or determinable annual or periodical gains, profits and income from sources within the United States (“FDAP Income”), or gross proceeds from the sale or other disposition of any property of a type which can produce interest or dividends from sources within the United States (“Gross Proceeds”) paid to a foreign financial institution or to a “non-financial foreign entity” (as specially defined in the Internal Revenue Code), unless (1) the foreign financial institution undertakes certain diligence and reporting, (2) the non-financial foreign entity either certifies it does not have any substantial U.S. owners or furnishes identifying information regarding each substantial U.S. owner or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in clause (1) above, it must enter into an agreement with the U.S. Treasury requiring, among other things, that it undertake to identify accounts held by certain U.S. persons or U.S.-owned foreign entities, annually report certain information about such accounts, and withhold 30% on payments to noncompliant foreign financial institutions and certain other account holders.

These rules generally will apply to payments of FDAP Income made on or after July 1, 2014 and to payments of relevant Gross Proceeds made on or after January 1, 2017. Thus, to the extent we have FDAP

Income or Gross Proceeds after these dates that are not treated as effectively connected with a U.S. trade or business (please read “—Employee Benefit Plans, Tax-Exempt Organizations, Foreign Persons and Other Investors”), unitholders who are foreign financial institutions or certain other non-US entities may be subject to withholding on distributions they receive from us, or their distributive share of our income, pursuant to the rules described above.

Prospective investors should consult their own tax advisors regarding the potential application of these withholding provisions to their investment in our Class A common units.

Nominee reporting

Persons who hold an interest in us as a nominee for another person are required to furnish to us:

•	the name, address and taxpayer identification number of the beneficial owner and the nominee;

•	whether the beneficial owner is:

•	a person that is not a U.S. person;

•	a foreign government, an international organization or any wholly owned agency or instrumentality of either of the foregoing; or

•	a tax-exempt entity;

•	the amount and description of units held, acquired or transferred for the beneficial owner; and

•	specific information including the dates of acquisitions and transfers, means of acquisitions and transfers, and acquisition cost for purchases, as well as the amount of net proceeds from dispositions.

Brokers and financial institutions are required to furnish additional information, including whether they are U.S. persons and specific information on units they acquire, hold or transfer for their own account. A penalty of $100 per failure, up to a maximum of $1,500,000 per calendar year, is imposed by the Internal Revenue Code for failure to report that information to us. The nominee is required to supply the beneficial owner of the units with the information furnished to us.

Accuracy-related penalties

An additional tax equal to 20% of the amount of any portion of an underpayment of tax that is attributable to one or more specified causes, including negligence or disregard of rules or regulations, substantial understatements of income tax and substantial valuation misstatements, is imposed by the Internal Revenue Code. No penalty will be imposed, however, for any portion of an underpayment if it is shown that there was a reasonable cause for that portion and that the taxpayer acted in good faith regarding that portion.

A substantial understatement of income tax in any taxable year exists if the amount of the understatement exceeds:

•	for individuals, the greater of 10% of the tax required to be shown on the return for the taxable year and $5,000; or

•	for most corporations, the lesser of 10% of the tax required to be shown on the return, or $10,000, if greater, and $10 million.

For persons other than “tax shelters”, as defined under the penalty rules, the amount of any understatement subject to penalty generally is reduced if any portion is attributable to a position adopted on the return:

•	for which there is, or was, “substantial authority,” or

•	as to which there is a reasonable basis and the pertinent facts of that position are disclosed on the return.

We believe we are not a “tax shelter” under these rules. If any item of income, gain, loss or deduction included in the distributive shares of unitholders might result in that kind of an “understatement” of income for which no “substantial authority” exists, we must disclose the pertinent facts on our return. In addition, we will make a reasonable effort to furnish sufficient information for unitholders to make adequate disclosure on their returns and to take other actions as may be appropriate to permit unitholders to avoid liability for this penalty.

A substantial valuation misstatement exists if (1) the value of any property, or the adjusted basis of any property, claimed on a tax return is 150% or more of the amount determined to be the correct amount of the valuation or adjusted basis, (2) the price for any property or services, or for the use of property, claimed on any such return with respect to any transaction between persons described in Internal Revenue Code Section 482 is 200% or more, or 50% or less, of the amount determined under Section 482 to be the correct amount of such price, or (3) the net Internal Revenue Code Section 482 transfer price adjustment for the taxable year exceeds the lesser of $5 million or 10% of the taxpayer’s gross receipts. No penalty is imposed unless the portion of the underpayment attributable to a substantial valuation misstatement exceeds $5,000 ($10,000 for most corporations). If the valuation claimed on a return is 200% or more than the correct valuation or certain other thresholds are met, the penalty imposed increases to 40%. We do not anticipate making any valuation misstatements.

In addition, the 20% accuracy-related penalty also applies to any portion of an underpayment of tax that is attributable to transactions lacking economic substance. To the extent that such transactions are not disclosed, the penalty imposed is increased to 40%. Additionally, there is no reasonable cause defense to the imposition of this penalty to such transactions.

Reportable transactions

If we were to engage in a “reportable transaction,” we, and possibly you and others, would be required to make a detailed disclosure of the transaction to the IRS. A transaction may be a reportable transaction based upon any of several factors, including the fact that it is a type of tax avoidance transaction publicly identified by the IRS as a “listed transaction” or that it produces certain kinds of losses for partnerships, individuals, S corporations, and trusts in excess of $2 million in any single year, or $4 million in any combination of six successive tax years. Our participation in a reportable transaction could increase the likelihood that our federal income tax information return (and possibly your tax return) would be audited by the IRS. Please read “—Administrative Matters—Information Returns and Audit Procedures.”

Moreover, if we were to participate in a reportable transaction with a significant purpose to avoid or evade tax, or in any listed transaction, you may be subject to the following additional consequences:

•	accuracy-related penalties with a broader scope, significantly narrower exceptions, and potentially greater amounts than described above at “—Administrative Matters—Accuracy-Related Penalties”;

•	for those persons otherwise entitled to deduct interest on federal tax deficiencies, nondeductibility of interest on any resulting tax liability; and

•	in the case of a listed transaction, an extended statute of limitations.

We do not expect to engage in any “reportable transactions.”

Legislative Developments

The present federal income tax treatment of publicly traded partnerships, including us, or an investment in our Class A common units may be modified by administrative, legislative or judicial interpretation at any time. For example, from time to time, members of Congress propose and consider substantive changes to the existing federal income tax laws that affect publicly traded partnerships. Any modification to the federal income tax laws and interpretations thereof may or may not be retroactively applied and could make it more difficult or impossible to meet the exception for us to be treated as a partnership for federal income tax purposes. Please read “—Partnership Status.” We are unable to predict whether any such changes will ultimately be enacted. However, it is possible that a change in law could affect us, and any such changes could negatively impact the value of an investment in our Class A common units.

State, Local, Foreign and Other Tax Considerations

In addition to federal income taxes, you likely will be subject to other taxes, such as state, local and foreign income taxes, unincorporated business taxes, and estate, inheritance or intangible taxes that may be imposed by the various jurisdictions in which we do business or own property or in which you are a resident. Although an analysis of those various taxes is not presented here, each prospective unitholder should consider their potential impact on his investment in us. We currently own property or do business in over 22 states. Most of these states impose an income tax on corporations and other entities, and most of these states also impose a personal income tax on individuals. We may also own property or do business in other jurisdictions in the future. Although you may not be required to file a return and pay taxes in some jurisdictions because your income from that jurisdiction falls below the filing and payment requirement, you may be required to file income tax returns and to pay income taxes in many of these jurisdictions in which we do business or own property now or in the future and may be subject to penalties for failure to comply with those requirements. In some jurisdictions, tax losses may not produce a tax benefit in the year incurred and may not be available to offset income in subsequent taxable years. Some of the jurisdictions may require us, or we may elect, to withhold a percentage of income from amounts to be distributed to a unitholder who is not a resident of the jurisdiction. Withholding, the amount of which may be greater or less than a particular unitholder’s income tax liability to the jurisdiction, generally does not relieve a nonresident unitholder from the obligation to file an income tax return. Amounts withheld will be treated as if distributed to unitholders for purposes of determining the amounts distributed by us. Please read “—Tax Consequences of Unit Ownership—Entity-Level Collections.” Based on current law and our estimate of our future operations, our general partner anticipates that any amounts required to be withheld will not be material.

It is the responsibility of each unitholder to investigate the legal and tax consequences, under the laws of pertinent states, localities and foreign jurisdictions, of his investment in us. Accordingly, each prospective unitholder is urged to consult his own tax counsel or other advisor with regard to those matters. Further, it is the responsibility of each unitholder to file all state, local and foreign, as well as U.S. federal tax returns that may be required of him. Baker & Hostetler LLP has not rendered an opinion on the state, local or foreign tax consequences of an investment in us.

Debt Securities

A description of the material federal income tax consequences of the acquisition, ownership and disposition of debt securities will be set forth in the prospectus supplement relating to the offering of debt securities.

THE PRECEDING SUMMARY OF VARIOUS U.S. FEDERAL INCOME TAX CONSEQUENCES RELATED TO THE PURCHASE, OWNERSHIP AND DISPOSITION OF CLASS A COMMON UNITS IS SOLELY FOR GENERAL INFORMATION ONLY, AND IS NOT INTENDED TO BE, AND SHOULD NOT BE CONSTRUED TO BE, LEGAL OR TAX ADVICE. THIS SUMMARY DOES NOT ADDRESS ALL THE TAX CONSEQUENCES THAT MAY BE IMPORTANT TO A PARTICULAR HOLDER IN LIGHT OF THE HOLDER’S INVOLVEMENT WITH THE ISSUER OR OTHER CIRCUMSTANCES. ACCORDINGLY, PROSPECTIVE PURCHASERS SHOULD CONSULT THEIR OWN TAX ADVISORS ON THE U.S. FEDERAL, STATE AND LOCAL AND FOREIGN TAX CONSEQUENCES OF THEIR PURCHASE, OWNERSHIP AND DISPOSITION OF THE CLASS A COMMON UNITS, AND ON THE CONSEQUENCES OF ANY CHANGES IN APPLICABLE LAW.

INVESTMENT IN ENBRIDGE PARTNERS BY EMPLOYEE BENEFIT PLANS

An investment in us by an employee benefit plan is subject to additional considerations because an investment made by such a plan is subject to the fiduciary responsibility and prohibited transaction provisions of the Employee Retirement Income Security Act of 1974 (“ERISA”), and the restrictions imposed by Section 4975 of the Internal Revenue Code, and in certain circumstances, other federal, state, local, non-U.S. and other laws and regulations that are similar to such Internal Revenue Code and ERISA provisions (collectively, “Similar Laws”). For general discussion purposes the term “employee benefit plan” includes, but is not limited to, qualified pension, profit-sharing and stock bonus plans, Keogh plans, simplified employee pension plans, tax deferred annuities, IRAs, annuities established or maintained by an employer or employee organization, and any entity whose underlying assets are considered to include “plan assets” of such plans, accounts and arrangements (collectively, “Employee Benefit Plans”). However, not all Employee Benefit Plans are subject to ERISA, such as any Employee Benefit Plan that is established and funded by an individual solely for his or her benefit (including most Keogh plans and IRAs). For those Employee Benefit Plan that are subject to ERISA, such Benefit Plans and their fiduciaries are subject to special requirements, and incur special sanctions if ERISA’s provisions, or the applicable provisions of the Internal Revenue Code’s prohibited transaction rules, are violated. Among other things, consideration should be given to:

•	Whether, for those Employee Benefit Plan subject to ERISA, the investment is prudent under Section 404(a)(1)(B) of ERISA and any other applicable Similar Laws;

•	Whether, for those Employee Benefit Plans subject to ERISA, such Employee Benefit Plan will satisfy the diversification requirements of Section 404(a)(1)(C) of ERISA and any other applicable Similar Laws, if the investment is made;

•	Whether the investment will result in recognition of unrelated business taxable income by the Employee Benefit Plan and, if so, whether the potential after-tax investment return remains attractive in light of the discernable risks. Please read “Material Federal Income Tax Consequences— Employee Benefit Plans, Tax-Exempt Organizations, Foreign Persons and Other Investors”; and

•	Whether, for those Employee Benefit Plans subject to ERISA, causing such Employee Benefit Plan to make the investment will comply with the terms of such Employee Benefit Plan, the prohibited transaction provisions of ERISA and the Internal Revenue Code, and any other applicable Similar Laws.

The person with investment discretion with respect to the assets of an Employee Benefit Plan that is subject to ERISA, often called a fiduciary, should determine whether an investment in us is authorized by the appropriate governing instrument and is a proper investment for that Employee Benefit Plan.

An investor who is considering acquiring the securities that this prospectus describes with the assets of an Employee Benefit Plan must also consider whether the acquisition and holding of the Class A common units will constitute or result in a non-exempt prohibited transaction. Section 406(a) of ERISA and Sections 4975(c)(1)(A), (B), (C) and (D) of the Internal Revenue Code prohibit certain transactions that involve an Employee Benefit Plan that is subject to ERISA and a “party in interest” as defined in Section 3(14) of ERISA or a “disqualified person” as defined in Section 4975(e)(2) of the Internal Revenue Code with respect to such Employee Benefit Plan. Examples of such prohibited transactions include, but are not limited to, sales or exchanges of property (such as the Class A common units) or extensions of credit between an Employee Benefit Plan and a party in interest or a disqualified person. Section 406(b) of ERISA and Sections 4975(c)(1)(E) and (F) of the Internal Revenue Code generally prohibit a fiduciary with respect to an Employee Benefit Plan subject to ERISA from dealing with the assets of such Employee Benefit Plan for its own benefit (for example when a fiduciary of such Employee Benefit Plan uses its position to cause such Employee Benefit Plan to make investments in connection with which the fiduciary (or a party related to the fiduciary) receives a fee or other consideration). Under Section 4975 of the Internal Revenue Code, excise taxes or other liabilities may be imposed on disqualified persons who participate in non-exempt prohibited transactions (other than a fiduciary acting only as such), where the Employee Benefit Plan is subject to ERISA. For any Employee Benefit Plan which is not subject to ERISA, the penalties are substantially different but no less economically significant. The owner of an IRA, for example, who engages in a prohibited transaction but is not protected by ERISA will not incur any risk of personal liability to the Employee Benefit Plan or for those covered by it, but will cause such Employee Benefit Plan to lose its tax-favored status and cause it to have distributed all of its assets (thus subjecting the owner to potentially substantial income and excise taxes).

ERISA and the Internal Revenue Code contain certain exemptions from the prohibited transactions described above. The Department of Labor has issued several exemptions, although certain exemptions do not provide relief from the prohibitions on self-dealing contained in Section 406(b) of ERISA and Sections 4975(c)(1)(E) and (F) of the Internal Revenue Code. Exemptions include Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Internal Revenue Code, pertaining to certain transactions with non-fiduciary service providers; Department of Labor Prohibited Transaction Class Exemption (“PTCE”) 95-60, applicable to transactions involving insurance company general accounts; PTCE 90-1, regarding investments by insurance company pooled separate accounts; PTCE 91-38, regarding investments by bank collective investment funds; PTCE 84-14, regarding investments effected by a qualified professional asset manager; and PTCE 96-23, regarding investments effected by an in-house asset manager. There can be no assurance that any of these exemptions will be available with respect to the acquisition of the Class A common units, even if the specified conditions are met.

In addition to considering whether the purchase of the securities that this prospectus describes is a prohibited transaction, a fiduciary should consider whether the Employee Benefit Plan will, by investing in us, be deemed to own an undivided interest in our assets, with the result that our general partner, among others, would also be a fiduciary of such Employee Benefit Plan and our operations would be subject to the regulatory restrictions of ERISA, including its prohibited transaction rules and the prohibited transaction rules of the Internal Revenue Code and, potentially, other applicable Similar Laws.

The Department of Labor regulations and Section 3(42) of ERISA provide guidance with respect to whether, in certain circumstances, the assets of an entity in which Employee Benefit Plans hold equity interests would be deemed “plan assets.” Under these rules, an entity’s assets would not be considered to be “plan assets” if, among other things:

(a) the equity interests acquired by the Employee Benefit Plan are publicly offered securities—i.e., the equity interests are widely held by 100 or more investors independent of the issuer and each other, are freely transferable and are registered under certain provisions of the federal securities laws;

(b) the entity is an “operating company,”—i.e., it is primarily engaged in the production or sale of a product or service, other than the investment of capital, either directly or through a majority-owned subsidiary or subsidiaries; or

(c) there is no significant investment by “benefit plan investors,” which is defined to mean that less than 25.0% of the value of each class of equity interest, disregarding any such interests held by our general partner, its affiliates and certain other persons, is held generally by Employee Benefit Plans.

Our assets should not be considered “plan assets” under these regulations because it is expected that the investment will satisfy the requirements in (a) and (b) above.

The foregoing discussion of issues arising for employee benefit plan investments under ERISA and the Internal Revenue Code is general in nature and is not intended to be all inclusive, nor should it be construed as legal advice. In light of the serious penalties imposed on persons who engage in prohibited transactions or other violations, plan fiduciaries contemplating a purchase of Class A common units should consult with their own counsel regarding the consequences under ERISA, the Internal Revenue Code and other Similar Laws.

PLAN OF DISTRIBUTION

We may sell the debt securities or Class A common units through underwriters or dealers in firm commitment underwritings.

The debt securities or Class A common units of the series offered will be acquired by the underwriters for their own account. The underwriters may resell the debt securities or Class A common units in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the debt securities or Class A common units of the series offered will be subject to certain conditions. The underwriters will be obligated to purchase all of the debt securities or Class A common units of the series offered if any of the securities are purchased. Any initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time.

The debt securities, when first issued, will have no established trading market. Any underwriters to whom debt securities are sold for public offering and sale may make a market in such debt securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of the trading market for any such debt securities.

The debt securities of the series offered may or may not be listed on a national securities exchange. No assurances can be given that there will be a market for the debt securities.

Underwriters and dealers that participate in the distribution of the debt securities or Class A common units may be underwriters as defined in the Securities Act of 1933, as amended, and any discounts or commissions received by them from us and any profit on the resale of the common units or debt securities by them may be treated as underwriting discounts and commissions under the Securities Act of 1933, as amended. Any underwriters will be identified and their compensation will be described in a prospectus supplement.

We may have agreements with the underwriters to indemnify them against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute with respect to payments which the underwriters may be required to make because of those liabilities.

Underwriters and dealers or their affiliates may engage in transactions with, or perform services for, us or our affiliates in the ordinary course of their businesses.

VALIDITY OF SECURITIES

The validity of the securities offered pursuant to this prospectus and any applicable prospectus supplement may be passed upon for us by Baker  & Hostetler LLP and for any underwriters or agents by counsel named in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting, which is included in Management’s Report on Internal Control over Financial Reporting, incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2014 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution

The following table sets forth the estimated expenses (other than underwriting discounts and commissions) to be incurred by Enbridge Partners in connection with the issuance and distribution of the securities registered under this registration statement.

SEC registration fee	$	*
Accounting fees and expenses		+
Legal fees and expenses		+
Printing expenses		+
Trustee fees and expenses		+
Miscellaneous fees and expenses		+
Total	$

*	To be deferred pursuant to Rule 456(b) and calculated in connection with the offering of securities under this registration statement pursuant to Rule 457(r).
+	Estimated expenses are not presently known.

Item 15.	Indemnification of Directors and Officers

Enbridge Partners

Section 17-108 of the Delaware Revised Uniform Limited Partnership Act provides that, subject to such standards and restrictions, if any, as are set forth in its limited partnership agreement, a Delaware limited partnership may, and shall have the power to, indemnify and hold harmless any partner or other person from and against all claims and demands whatsoever. The partnership agreement of Enbridge Partners provides that Enbridge Partners will indemnify (to the fullest extent permitted by applicable law) certain persons (each, an “Indemnitee”) from and against any and all losses, claims, damages, liabilities (joint or several), expenses (including, without limitation, legal fees and expenses), judgments, fines, settlements and other amounts arising from any claim, demand, action, suit or proceeding to which the Indemnitee may be involved, or is threatened to be involved as a party or otherwise by reason of their status as our general partner, its affiliates and their respective officers, directors, employees, partners, agents and trustees. This indemnity is available only if the Indemnitee acted in good faith, in a manner in which such Indemnitee believed to be in, or not opposed to, the best interests of Enbridge Partners and, with respect to any criminal proceeding, had no reasonable cause to believe its conduct was unlawful. Indemnitees include the general partner, any Departing Partner (as defined in the partnership agreement of Enbridge Partners), any affiliate of the general partner or any Departing Partner, any person who is or was a director, officer, employee, partner, agent or trustee of the general partner or any Departing Partner or any affiliate of either, or any person who is or was serving at the request of the general partner, any Departing Partner or any such affiliate as a director, officer, partner, trustee, employee or agent of another person. Expenses subject to indemnity will be paid by Enbridge Partners to the Indemnitee in advance, subject to receipt of an undertaking by or on behalf of the Indemnitee to repay such amount if it is ultimately determined by a court of competent jurisdiction that the Indemnitee is not entitled to indemnification. Enbridge Partners will, to the extent commercially reasonable, purchase and maintain insurance on behalf of the Indemnitees, whether or not Enbridge Partners would have the power to indemnify such Indemnitees against liability under the applicable partnership agreement.

Enbridge Management

Section 18-108 of the Delaware Limited Liability Company Act provides that, subject to such standards and restrictions, if any, as are set forth in its limited liability company agreement, a Delaware limited liability company may, and shall have the power to, indemnify and hold harmless any member or manager or other

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person from and against all claims and demands whatsoever. Enbridge Management’s limited liability company agreement provides that Enbridge Management will indemnify (to the fullest extent permitted by applicable law) certain persons (each, an “EMM Indemnitee”) from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements and other amounts arising from any claim, demand, action, suit or proceeding to which the EMM Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of their status as (i) a record holder of voting shares or any of their affiliates, (ii) an officer, director, employee, partner, agent or trustee of a record holder of voting shares, Enbridge Management or any of their affiliates, or (iii) a person serving at the request of Enbridge Management in another entity in a similar capacity. This indemnity is available only if the EMM Indemnitee acted in good faith, in a manner in which such EMM Indemnitee believed to be in, or not opposed to, the best interests of Enbridge Management and, with respect to any criminal proceeding, had no reasonable cause to believe its conduct was unlawful. EMM Indemnitees include the members of the board and the officers of Enbridge Management, the record holders of voting shares and their affiliates, any person who is or was an officer, director, employee, partner, agent or trustee of the record holders of voting shares or Enbridge Management or any affiliate of either, or any person who is or was serving at the request of the record holders of voting shares, Enbridge Management or any such affiliate as a director, officer, employee, partner, agent or trustee of another person. Expenses subject to indemnity will be paid by Enbridge Management to the EMM Indemnitee in advance, subject to receipt of an undertaking by or on behalf of the EMM Indemnitee to repay such amount if it is ultimately determined by a court of competent jurisdiction that the EMM Indemnitee is not entitled to indemnification. Our general partner may, to the extent commercially reasonable, purchase and maintain insurance on behalf of the EMM Indemnitees, whether or not Enbridge Management would have the power to indemnify such EMM Indemnitees against liability under the applicable company agreement. In addition, under our the delegation of control agreement between our general partner and Enbridge Management, Enbridge Management and its officers and directors are entitled to mandatory indemnity by Enbridge Partners to the extent that the general partner is entitled to indemnity under the partnership agreement. Enbridge Management expects to be included within the same coverage available to Enbridge Energy Company for directors’ and officers’ liability insurance for potential liability under such indemnification. The holders of shares will not be personally liable for such indemnification.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”), may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 16.	Exhibits

Reference is made to the Index to Exhibits following the signature page, which Index is hereby incorporated into this item.

Item 17.	Undertakings

The undersigned Registrant hereby undertakes:

To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)

to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from

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the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i), (ii) and (iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(A)	Each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

That, for the purpose of determining liability of the Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

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(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the claim has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

To file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Securities and Exchange Commission under Section 305(b)(2) of the Trust Indenture Act.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on February 25, 2015.

ENBRIDGE ENERGY PARTNERS, L.P.

By:	ENBRIDGE ENERGY MANAGEMENT, L.L.C.,
as delegate of Enbridge Energy Company, Inc., its general partner

By:	/s/ Mark A. Maki
Mark A. Maki
President and Principal Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below appoints Mark A. Maki, Stephen J. Neyland and E. Chris Kaitson, and each of them, any of whom may act without the joinder of the other, as their true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or would do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their or his or her substitute and substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:

Signature	Title (of Enbridge Energy Management, L.L.C.)	Date

/s/ Mark A. Maki Mark A. Maki	President, Principal Executive Officer and Director (Principal Executive Officer)	February 25, 2015

/s/ Stephen J. Neyland Stephen J. Neyland	Vice President-Finance (Principal Financial Officer)	February 25, 2015

/s/ Noor S. Kaissi Noor S. Kaissi	Controller (Principal Accounting Officer)	February 25, 2015

/s/ J. Richard Bird J. Richard Bird	Director	February 25, 2015

/s/ Jeffrey A. Connelly Jeffrey A. Connelly	Director	February 25, 2015

Signature	Title (of Enbridge Energy Management, L.L.C.)	Date

/s/ J. Herbert England J. Herbert England	Director	February 25, 2015

/s/ C. Gregory Harper C. Gregory Harper	Executive Vice President—Gas Pipelines & Processing and Director	February 25, 2015

/s/ D. Guy Jarvis D. Guy Jarvis	Director	February 25, 2015

/s/ Rebecca B. Roberts Rebecca B. Roberts	Director	February 25, 2015

/s/ Dan A. Westbrook Dan A. Westbrook	Director	February 25, 2015

/s/ John K. Whelen John K. Whelen	Director	February 25, 2015

INDEX TO EXHIBITS

Exhibit

Number	Description

1.1*	Form of Underwriting Agreement

4.1	Certificate of Limited Partnership of Enbridge Energy Partners, L.P. (incorporated herein by reference to Exhibit 3.1 to Enbridge Energy Partners, L.P.’s Registration Statement on Form S-1 (File No. 33-43425))

4.2	Certificate of Amendment to Certificate of Limited Partnership of Enbridge Energy Partners, L.P. (incorporated herein by reference to Exhibit 3.2 to Enbridge Energy Partners, L.P.’s Amendment to Annual Report on Form 10-K/A for the year ended December 31, 2000, filed on October 9, 2001 (File No. 1-10934))

4.3	Form of certificate representing Class A Common Units (incorporated herein by reference to Exhibit 4.1 to Enbridge Energy Partners, L.P.’s Amendment to Annual Report on Form 10-K/A for the year ended December 31, 2000, filed on October 9, 2001 (File No. 1-10934))

4.4	Seventh Amended and Restated Agreement of Limited Partnership of Enbridge Energy Partners, L.P., dated as of January 2, 2015 (incorporated by reference to Exhibit 3.1 to Enbridge Energy Partners, L.P.’s Current Report on Form 8-K, filed on January 8, 2015).

4.5	Irrevocable Waiver dated as of June 18, 2014, made by Enbridge Energy Company, Inc. (incorporated by reference to Exhibit 10.1 to Enbridge Energy Partners, L.P.’s Current Report on Form 8-K, filed on June 19, 2014)

4.6	Registration Rights Agreement, dated April 2, 2007, among Enbridge Energy Partners, L.P. and CDP Infrastructures Fund G.P., Tortoise Energy Infrastructure Corporation and Tortoise Energy Capital Corporation (incorporated by reference to Exhibit 4.1 of Enbridge Energy Partners, L.P.’s Current Report on Form 8-K filed on April 2, 2007 (File No. 1-10934))

4.7	Indenture, dated May 27, 2003, between Enbridge Energy Partners, L.P., as issuer, and SunTrust Bank, as trustee (incorporated herein by reference to Exhibit 4.5 to Enbridge Energy Partners, L.P.’s Registration Statement on Form S-4 filed June 30, 2003 (File No. 333-106662))

4.8	Second Supplemental Indenture, dated May 27, 2003, between Enbridge Energy Partners, L.P., as issuer, and SunTrust Bank, as trustee (incorporated by reference to Exhibit 4.7 of Enbridge Energy Partners, L.P.’s Registration Statement on Form S-4 filed on June 30, 2003 (File No. 333-106662))

4.9	Fifth Supplemental Indenture, dated December 3, 2004, between Enbridge Energy Partners, L.P., as issuer, and SunTrust Bank, as trustee (incorporated by reference to Exhibit 4.3 of Enbridge Energy Partners, L.P.’s Current Report on Form 8-K filed on December 3, 2004 (File No. 1-10934))

4.10	Sixth Supplemental Indenture, dated December 21, 2006, between Enbridge Energy Partners, L.P., as issuer, and U.S. Bank National Association, successor to SunTrust Bank, as trustee (incorporated by reference to Exhibit 4.2 of Enbridge Energy Partners, L.P.’s Current Report on Form 8-K filed on December 21, 2006 (File No. 1-10934))

4.11	Seventh Supplemental Indenture, dated April 3, 2008, between Enbridge Energy Partners, L.P., as issuer, and U.S. Bank National Association, successor to SunTrust Bank, as trustee (incorporated by reference to Exhibit 4.2 of Enbridge Energy Partners, L.P.’s Current Report on Form 8-K filed on April 7, 2008 (File No. 1-10934))

4.12	Eighth Supplemental Indenture, dated April 3, 2008, between Enbridge Energy Partners, L.P., as issuer, and U.S. Bank National Association, successor to SunTrust Bank, as trustee (incorporated by reference to Exhibit 4.3 of Enbridge Energy Partners, L.P.’s Current Report on Form 8-K filed on April 7, 2008 (File No. 1-10934))

Number	Description

4.13	Ninth Supplemental Indenture, dated December 22, 2008, between Enbridge Energy Partners, L.P., as issuer, and U.S. Bank National Association, successor to SunTrust Bank, as trustee (incorporated by reference to Exhibit 4.2 of Enbridge Energy Partners, L.P.’s Current Report on Form 8-K filed on December 22, 2008 (File No. 1-10934))

4.14	Tenth Supplemental Indenture, dated March 2, 2010, between Enbridge Energy Partners, L.P., as issuer, and U.S. Bank National Association, successor to SunTrust Bank, as trustee (incorporated by reference to Exhibit 4.2 of Enbridge Energy Partners, L.P.’s Current Report on Form 8-K filed on March 2, 2010 (File No. 1-10934))

4.15	Eleventh Supplemental Indenture, dated September 13, 2010, between Enbridge Energy Partners, L.P., as issuer, and U.S. Bank National Association, successor to SunTrust Bank, as trustee (incorporated by reference to Exhibit 4.2 of Enbridge Energy Partners, L.P.’s Current Report on Form 8-K filed on September 13, 2010) (File No. 1-10934))

4.16	Twelfth Supplemental Indenture, dated September 15, 2011, between Enbridge Energy Partners, L.P., as issuer, and U.S. Bank National Association, successor to SunTrust Bank, as trustee (incorporated by reference to Exhibit 4.2 of Enbridge Energy Partners, L.P.’s Current Report on Form 8-K filed on September 15, 2011 (File No. 1-10934))

4.17	Indenture, dated September 27, 2007, between Enbridge Energy Partners, L.P., as issuer, and U.S. Bank National Association, as trustee (incorporated by reference to Exhibit 4.1 of Enbridge Energy Partners, L.P.’s Current Report on Form 8-K filed on September 28, 2007 (File No. 1-10934))

4.18	First Supplemental Indenture, dated September 27, 2007, to Indenture dated September 27, 2007 between Enbridge Energy Partners, L.P., as issuer, and U.S. Bank National Association, as trustee (incorporated by reference to Exhibit 4.2 of Enbridge Energy Partners, L.P.’s Current Report on Form 8-K filed on September 28, 2007 (File No. 1-10934))

5.1**	Opinion of Baker & Hostetler LLP regarding the legality of the registered securities.

8.1**	Opinion of Baker & Hostetler LLP regarding tax matters.

12.1**	Statement Regarding the Computation of Ratio of Earnings to Fixed Charges and Preferred Unit Distributions.

23.1**	Consent of PricewaterhouseCoopers LLP

23.2**	Consent of Baker & Hostetler LLP (included in Exhibit 5.1)

23.3**	Consent of Baker & Hostetler LLP (included in Exhibit 8.1)

24.1**	Powers of Attorney (included on the signature pages of this Registration Statement)

25.1**	Form T-1 Statement of Eligibility of Trustee

*	To be filed as an exhibit to a Current Report on Form 8-K and incorporated herein by reference.
**	Filed herewith.